Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

RENTRAK CORPORATION

and

COMPETITIVE MEDIA REPORTING, LLC

Dated as of October 8, 2014

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3.19	Insurance	22

3.20	Title to Transferred Assets	22

3.21	Environmental Matters	22

3.22	Permits	23

3.23	Absence of Questionable Payments	23

3.24	Accounts and Other Receivables	23

3.25	Brokers or Finders	24

3.26	Common Stock of Buyer	24

3.27	No Other Representations or Warranties	26

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	26

4.1	Organization and Good Standing	26

4.2	Authority and Enforceability	26

4.3	No Approvals; No Conflicts	26

4.4	Issuance of the Stock Consideration	27

4.5	Capitalization	27

4.6	SEC Reports	28

4.7	Buyer Financial Statements	28

4.8	Absence of Certain Changes or Events	28

4.9	Brokers or Finders	29

4.10	No Reliance	29

ARTICLE V	COVENANTS	29

5.1	Closing Efforts	29

5.2	Consents	30

5.3	Operation of the Business	30

5.4	Access to Information	30

5.5	Further Assurances	31

5.6	Confidentiality	31

5.7	Tax Matters	31

5.8	Customer and Supplier Inquiries; Accounts Receivable	32

5.9	Press Releases and Public Announcements	32

5.10	No Bonuses	32

5.11	Employees	32

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5.12	Non-Solicitation and Non-Competition	34

5.13	Post-Closing Cooperation	35

ARTICLE VI	CONDITIONS TO CLOSING	36

6.1	Conditions to the Obligations of All Parties	36

6.2	Additional Conditions to the Obligations of Buyer	36

6.3	Additional Conditions to the Obligations the Company	37

ARTICLE VII	INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	38

7.1	Indemnification	38

7.2	Claims Procedure	38

7.3	Third Party Claims	39

7.4	Survival	39

7.5	Limitations; Exclusive Remedy	40

ARTICLE VIII	TERMINATION	41

8.1	Termination	41

8.2	Effect of Termination	41

ARTICLE IX	GENERAL	42

9.1	Expenses	42

9.2	Notices	42

9.3	Severability	43

9.4	Entire Agreement; Incorporation of Exhibits and Schedules	43

9.5	Assignment	43

9.6	Parties in Interest	43

9.7	Governing Law; Jurisdiction	44

9.8	Headings; Construction	44

9.9	Counterparts	44

9.10	Waiver of Jury Trial	45

9.11	Specific Performance	45

9.12	Amendment	45

9.13	Waiver	45

ANNEX A: Definitions		A-1

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EXHIBITS

A	Form of Bill of Sale
B	Form of Guarantee

DISCLOSURE MEMORANDUM

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of October 8, 2014, by and between Rentrak Corporation, an Oregon corporation (“Buyer”), and Competitive Media Reporting, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Annex A attached hereto.

RECITALS

WHEREAS, the Company owns and, through its Audiences Division, operates the Business;

WHEREAS, (a) WPP Luxembourg Gamma Three S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (“WPP Luxembourg”), and Buyer are entering into that certain stock purchase agreement, dated as of the date hereof (the “Stock Purchase Agreement”); (b) Millward Brown, LLC, a Delaware limited liability company doing business as The Kantar Group (“Millward Brown”), and Buyer are entering into that certain joint marketing memorandum of understanding, dated as of the date hereof (the “Joint Marketing Agreement MOU”); (c) Group M Worldwide, LLC, a Delaware limited liability company (“Group M”), and Buyer are entering into that certain Rentrak TV Essentials Service Agreement, dated as of the date hereof (the “Advertising Agreement”); (d) the Company and Buyer are entering into that certain transition services agreement, dated as of the date hereof (the “Transition Services Agreement”); (e) Millward Brown and Buyer are entering into that certain Rentrak Corporation License Agreement, dated as of the date hereof (the “Data License Agreement”); (f) the Company, Group M, Millward Brown and Buyer are entering into that certain fee adjustment agreement, dated as of the date hereof (the “Fee Adjustment Agreement”); and (g) the Company, WPP Luxembourg and Buyer are entering into that certain investor rights agreement, dated as of the date hereof (the “Investor Rights Agreement”; the Investor Rights Agreement together with this Agreement, the Stock Purchase Agreement, the Joint Marketing Agreement MOU, the Advertising Agreement, the Transition Services Agreement, the Data License Agreement and the Fee Adjustment Agreement, are collectively referred to herein as, the “Transaction Documents”);

WHEREAS, the Company desires to sell, and Buyer desires to purchase, substantially all of the assets of the Audiences Division to the extent relating to the Business, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Buyer is willing to assume the liabilities of the Audiences Division, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as an inducement to entering into the other Transaction Documents, each party hereto desires that the other parties hereto enter into, and each party hereto is willing to enter into, this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1	Purchase and Sale of Assets

(a) On the terms and subject to the conditions of this Agreement, effective as of the Closing, the Company will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase and acquire from the Company, free and clear of any Encumbrances, other than Permitted Encumbrances, all of the Company’s right, title, and interest in and to all rights, properties and assets of every kind owned, held, used, developed, conceived, licensed or offered by the Company, in each case, solely to the extent related to the Business and as set forth in clauses (i) through (x) below, except Excluded Assets (collectively, the “Transferred Assets”):

(i) all Contracts relating to the Business, which Contracts are set forth on Schedule 1.1(a)(i) to the Disclosure Memorandum (the “Assumed Contracts”);

(ii) all Inbound Licenses set forth on Schedule 1.1(a)(ii) to the Disclosure Memorandum;

(iii) all of the Company’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Transferred Assets, including rights under warranties, except for any of the foregoing to the extent they relate to Excluded Assets or Excluded Liabilities;

(iv) all inventory;

(v) to the extent assignable, all Permits (if any) relating to the Business that are necessary to Buyer’s operation of the Business, including any Permits set forth on Schedules 3.21 and 3.22 to the Disclosure Memorandum;

(vi) deposits, advances, pre-paid expenses and credits under the Assumed Contracts, except for any of the foregoing to the extent they relate to Excluded Assets or Excluded Liabilities;

(vii) all accounts receivable, notes receivable, and other receivables of the Company with respect to sales of goods or services prior to the Closing Date, in each case, relating to the Business;

(viii) all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights under the Assumed Contracts, except to the extent they relate to Excluded Assets or Excluded Liabilities;

(ix) all goodwill associated with the Transferred Assets; and

(x) all books, records and files of the Company used exclusively in, or related exclusively to, the Business, other than those described in Section 1.1(b)(v), in electronic or intangible form, including customer lists and information, and employee files related to the Transferred Employees (except as prohibited by applicable law).

(b) Notwithstanding anything to the contrary set forth herein, the Transferred Assets will not include the following assets, properties and rights of the Company (collectively, the “Excluded Assets”), which are expressly excluded from the purchase and sale contemplated hereby:

(i) all cash and cash equivalents, securities and short-term investments held by the Company;

(ii) the banks accounts of the Company;

(iii) payments made or to be made to the Company pursuant to this Agreement and other rights of the Company hereunder;

(iv) any rights to federal, state, local, or foreign refunds or recoupment related to any Tax;

(v) all books, records, files, and data of the Company unrelated to either the Transferred Assets or the Transferred Employees, including the Company’s minute books and other business entity records and Tax records;

(vi) all Employee Benefit Plans;

(vii) all rights to insurance policies and claims, refunds and proceeds;

(viii) all rights to any action, suit or claim of any nature available to or being pursued by the Company against third parties, whether arising by way of counterclaim or otherwise;

(ix) all IP Rights, other than the Inbound Licenses described in Section 1.1(a)(ii);

(x) all agreements to which the Company is a party that are not Assumed Contracts (including, without limitation, all leases to, or subleases by, the Company for real property used in the Business (the “Real Property”)); and

(xi) all such assets expressly set forth on Schedule 1.1(b)(xi) to the Disclosure Memorandum.

1.2	Liabilities

(a) Effective as of the Closing, Buyer will assume and agree to perform and discharge when due: (i) all Liabilities arising after the Closing under the Assumed Contracts and to be performed following the Closing; and (ii) all Liabilities existing on the Closing Date relating to the Business to the extent and in the amount duly reflected on the Company Balance Sheet, as modified or changed in the ordinary course of business between the Company Balance Sheet Date and the Closing Date; and (iii) all Liabilities of the Company not otherwise included in the immediately preceding clause (a)(ii), if any, relating to the Business arising before the Closing Date that are included in, and only to the extent included in, the calculation of Net Working Capital, as finally determined pursuant to Section 2.2 (collectively, the “Assumed Liabilities”).

(b) Other than the Assumed Liabilities, Buyer will not assume, perform or discharge any Liability of the Company relating to the Business, whether or not arising before or after, or maturing before or after, the Closing (collectively, the “Excluded Liabilities”), including: (i) any Liability under or related to the Excluded Assets; (ii) any Liability for any Taxes (A) of the Company, or otherwise relating to the ownership, possession, operation, or use of the Transferred Assets at or prior to the Closing, or (B) arising from or in connection with the sale, assignment, and transfer of the Transferred Assets to Buyer pursuant to this Agreement (excluding any Transfer Taxes, the responsibility for which shall be governed by Section 2.3 of this Agreement); (iii) any Liability arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the Transactions by or on behalf of the Company and any fees or disbursements of legal counsel, accountants, brokers, financial advisors or other Representatives of the Company; (iv) any Liability with respect to either the continuation or the termination by the Company of any Employee Benefit Plan for the benefit of the Company Employees; and (vii) any Liability with respect to accrued payroll, workers’ compensation liability, vacation pay, sick pay, fringe benefits and severance or other employee benefits with respect to or that relate to periods of employment of Company Employees by the Company at or prior to the Closing, solely to the extent such liability is not reserved for in the Closing Balance Sheet, as finally determined pursuant to Section 2.2.

1.3	Procedure for Assumed Contracts not Transferable

Anything in this Agreement to the contrary notwithstanding, in the event that (a) an assignment or purported assignment to Buyer of any Assumed Contract required to be assigned to Buyer pursuant to this Agreement, or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of other parties thereto, would constitute a breach thereof or would not result in Buyer receiving all of the rights of the Company thereunder, and (b) such consent shall not have been obtained prior to the Closing, then such Assumed Contract shall nevertheless, as between Buyer and the Company, be deemed to have been assigned by the Company to Buyer. In those circumstances, if requested by Buyer, the Company will, at the sole cost and expense of Buyer, cooperate with Buyer to obtain any such consent as soon as practicable after the Closing. If such consent is not obtained, the Company shall cooperate with Buyer in any reasonable arrangement to provide Buyer with the full claims, rights and benefits under any such Assumed Contract, including enforcement of such Assumed Contract, at the cost and for the benefit of Buyer, of any and all rights of the Company against a third party thereto arising out of the breach or cancellation by such third party or otherwise, and any amount received by the Company in respect thereof shall be held for and paid over to Buyer at Buyer’s expense.

1.4	Closing

Subject to the terms and conditions of this Agreement and unless otherwise agreed by the parties, the closing of the Transactions (the “Closing”) will take place in person or via email or facsimile at the offices of Perkins Coie LLP, 1120 NW Couch Street, Tenth Floor, Portland, Oregon 97209, or at such other place as the parties agree, at 10:00 a.m. Pacific Time on the date that is no later than two Business Days following satisfaction or waiver of all the conditions precedent under this Agreement (such date being the “Closing Date”). For purposes of this Agreement, the Closing shall be deemed to have occurred at 12:01 a.m. on the Closing Date.

ARTICLE II

STOCK CONSIDERATION

2.1	Stock Consideration

In consideration for the purchase of the Transferred Assets, and subject to Section 2.2 and the other terms and conditions of this Agreement, at the Closing, Buyer will issue 1,526,790 shares of Common Stock to the Company (the “Stock Consideration”).

2.2	Working Capital Adjustment

(a) Notwithstanding the Stock Consideration to be paid at the Closing, (i) in the event that the Estimated Net Working Capital Adjustment Amount is a positive dollar amount, Buyer shall pay such positive amount to the Company at the Closing, and (ii) in the event that the Estimated Net Working Capital Adjustment Amount is a negative dollar amount, the Company shall pay the absolute value of such amount to Buyer, and in either case such dollar amount shall be paid in immediately available funds to an account designated by the recipient of such funds.

(b) At least five Business Days prior to the Closing, the Company shall deliver to Buyer a statement (the “Preliminary Report”), setting forth (i) an estimated balance sheet of the Company as of the Closing Date with respect to those current assets and Liabilities of the Company related to the Transferred Assets and Assumed Liabilities (the “Estimated Closing Balance Sheet”), and (ii) a worksheet showing the difference, if any, between the Net Working Capital shown on the Estimated Closing Balance Sheet (the “Estimated Net Working Capital”) and the Target Net Working Capital (such difference, the “Estimated Net Working Capital Adjustment Amount”).

(c) Within 90 days after the Closing Date, Buyer shall deliver to the Company a statement (the “Working Capital Report”), setting forth (i) a balance sheet of the Company as of the Closing Date with respect to those current assets and Liabilities of the Company related to the Transferred Assets and Assumed Liabilities (the “Closing Balance Sheet”), and (ii) a worksheet, together with reasonable supporting documentation, setting forth in reasonable detail Buyer’s good faith calculation of Net Working Capital, and the difference, if any, between the

Net Working Capital shown on the Closing Balance Sheet and the Estimated Net Working Capital. If the Company disputes any matter or item set forth in the Working Capital Report, then the Company may, within 30 days after receipt of the Working Capital Report, provide to Buyer a written statement of such disputes (such written statement, a “Dispute Notice”), stating a reasonable description of the Company’s differences with the Working Capital Report and setting forth in reasonable detail the Company’s good faith proposed revisions to the Working Capital Report. If the Company does not submit a Dispute Notice prior to the expiration of such 30-day period, the Working Capital Report and the calculation of the Net Working Capital therein shall be final, conclusive and binding upon the Company and Buyer. Buyer and the Company shall use good faith efforts to jointly resolve such disputes within 30 days after Buyer’s receipt of the Dispute Notice, which resolution, if achieved with respect to any or all disputed items, shall be deemed final, conclusive and binding upon the Company and Buyer. If Buyer and the Company cannot resolve all of their disputes within such 30-day period, then the items in dispute shall be submitted to a mutually acceptable nationally recognized accounting firm (the “Accounting Firm”) for final determination. The Accounting Firm shall only consider and have authority to resolve those accounting matters specifically referred to it for resolution. The Accounting Firm is not to make any other determination, including any determination as to whether the Preliminary Report is or was correct.

(d) The Accounting Firm’s decisions shall be based solely on presentations by Buyer and the Company and their respective Representatives, and not by independent review, and the Accounting Firm shall only address those issues in dispute specifically set forth in the Dispute Notice. In resolving any disputed item, in no event shall the Accounting Firm’s determination be higher or lower than the respective amount therefor proposed by Buyer and the Company. The determination of the Accounting Firm shall be in writing and include a reasonable description of the basis thereof and shall be accompanied by a certificate of such firm that its determination was prepared in accordance with this Agreement with respect to such dispute. The Accounting Firm shall be instructed by Buyer and the Company to deliver its determination with respect to the items set forth in the Dispute Notice and its calculation, based on such determination (together with all items in the Working Capital Report that were not included in the Dispute Notice), of the Net Working Capital, no later than 30 days after it is engaged by the Company and Buyer. The Accounting Firm’s determination of the Net Working Capital shall be final, conclusive and binding on the Company and Buyer and not subject to further dispute or judicial review. The costs, fees and expenses (including any indemnity obligations to the Accounting Firm) of the Accounting Firm shall be evenly split between Buyer and the Company.

(e) After the final determination of the Net Working Capital amount in accordance with clauses (b), (c) and (d) of this Section 2.2, (i) if the Net Working Capital is greater than the Estimated Net Working Capital, then Buyer shall pay to the Company an amount equal to the positive difference between the Net Working Capital and the Estimated Net Working Capital, and (ii) if the Net Working Capital is less than the Estimated Net Working Capital, then the Company shall pay to Buyer the amount of such shortfall, and in either case such dollar amount shall be paid in immediately available funds to an account designated by the recipient of such funds. Any such payment by Buyer or the Company shall be made within five Business Days after the final determination of the Net Working Capital.

(f) During the preparation of the Preliminary Report and the Working Capital Report and the period of review or dispute as set forth in clauses (c) and (d) of this Section 2.2, Buyer on the one hand, and the Company on the other hand, shall provide the other and its Representatives reasonable access to any materials or information in its possession or under its control as requested by the other.

(g) The Preliminary Report and the Working Capital Report (including the balance sheets that form of part of such reports) and any determination by the Accounting Firm with respect to any disputed amount set forth in a Dispute Notice shall be (i) prepared in accordance with GAAP and the principles governing the determination of the Net Working Capital as set forth in this Agreement, as applicable, and (ii) based on the books and records of the Company.

2.3	Transfer Taxes

The Company and Buyer will each be responsible for and timely pay (without adjustment to the Stock Consideration) 50% of any sales, use, or transfer Taxes, documentary charges, recording fees, or similar Taxes, charges, or fees (collectively, the “Transfer Taxes”) arising from or in connection with the sale, assignment, and transfer of the Transferred Assets to Buyer pursuant to this Agreement, any other Transaction Document and any other agreements, instruments, or documents executed by or delivered to the Company in connection with this Agreement, or the transactions contemplated by the Transaction Documents (collectively, the “Transactions”). The Company and Buyer will each properly prepare and timely file, at its own expense, all Returns it is required to file with respect to such Transfer Taxes.

2.4	Allocation

Schedule 2.4 to the Disclosure Memorandum sets forth the methodology for allocating the Stock Consideration and the Assumed Liabilities among the Transferred Assets in accordance with Section 1060 of the Code. The Company and Buyer will report the allocation of the Stock Consideration and the Assumed Liabilities in a manner consistent with such Schedule 2.4 to the Disclosure Memorandum in all Returns (including Form 8594 filed with Buyer’s and the Company’s respective federal income Tax Returns for the taxable year that includes the Closing Date) and in the course of any Tax Contest relating thereto. The Company and Buyer shall cooperate with each other to prepare the Forms 8594 in the manner required by this Section 2.4. The Company and Buyer shall each deliver to the other a copy of the Form 8594 it files with its respective federal income Tax Return.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in the attached Disclosure Memorandum, the Company makes to Buyer the representations and warranties set forth in this Article III.

3.1	Organization and Good Standing

The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware. The Company has all requisite power and authority to own,

operate and lease its properties and assets and to carry on the Business as now conducted. The Company is duly qualified or has been duly licensed, and is authorized to do business and is in good standing in each state in the United States and in each other jurisdiction (each such state and jurisdiction is listed on Schedule 3.1 to the Disclosure Memorandum) where it is required due to the ownership or lease of real or personal property for use in the operation of the Business, except where the failure to be so qualified, licensed, authorized or in good standing would not reasonably be expected to result in a Company Material Adverse Effect.

3.2	Authority and Enforceability

The Company has the full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. All action on the Company necessary for the authorization, execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party has been taken. This Agreement and each of the Transaction Documents to which the Company is a party, when executed and delivered by the Company and the other parties hereto and thereto, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with the respective terms of such agreements, except, in each such case, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors’ rights generally and by equitable principles.

3.3	Capitalization

TNS North America LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of WPP Group USA, Inc., a Delaware corporation (“GUSA”), is the sole member of the Company. There are no outstanding options or other agreements to acquire membership interests in the Company.

3.4	Subsidiaries and Affiliates

Except as set forth on Schedule 3.4 to the Disclosure Memorandum, the Company does not own, directly or indirectly, any ownership, equity, voting or other interest in any Person, and has no agreement or commitment to purchase any such interest.

3.5	No Approvals; No Conflicts

(a) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party do not, and the performance by the Company of its obligations under this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions will not: (i) subject to the receipt of the Required Government Approvals or the termination or expiration of any waiting period under applicable law constitute a violation (with or without the giving of notice or lapse of time, or both) of any law or any Judgment applicable to the Company; (ii) subject to obtaining consent with respect to the assignment by the Company to Buyer of the Assumed Contracts set forth on Schedule 3.5(a) to the Disclosure Memorandum, violate, conflict with, result in any breach of, or result in a default (with or without the giving of notice or lapse of time, or both) under, result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any properties or assets of the Company used in the Business, or create in any Person the right to accelerate, terminate, modify or cancel (or automatically do any of the foregoing) any Contract to which the Company is a party or by which it is bound or to which any of its assets are subject; (iii) conflict with or result in a breach of or constitute a default under any provision of its governing documents; or (iv) invalidate or adversely affect any material Permit or authorization used in the conduct of the Company’s business, except in the case of clause (a)(ii) above to the extent such violations, conflicts, breaches, defaults or other matters would not reasonably be expected to prevent or prohibit the Company from performing its obligations under, and completing the transactions contemplated by, the Transaction Documents.

(b) Except as set forth on Schedule 3.5(b) to the Disclosure Memorandum (the “Required Governmental Approvals”) and any notice filings that are not material to the conduct of the Business, no consent, approval or authorization of, or notice to, or filing by the Company with, any Governmental Body is required for the execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is or will be a party and the completion by the Company of the Transactions.

3.6	Financial Statements

(a) The Company has delivered to Buyer the following financial statements (collectively, the “Financial Statements”): (i) an unaudited balance sheet as of December 31, 2012 and related statement of operations of the Audiences Division for the 12 months then ended, prepared by the Company; (ii) an unaudited balance sheet as of December 31, 2013 and related statement of operations of the Audiences Division for the 12 months then ended, prepared by the Company; and (iii) an unaudited balance sheet as of September 30, 2014 (the “Company Balance Sheet Date”) and related statement of operations of the Audiences Division for the nine months then ended, prepared by the Company (the unaudited balance sheet of the Audiences Division as of the Company Balance Sheet Date is herein referred to as the “Company Balance Sheet”).

(b) The Financial Statements (i) are accurate, complete and consistent, in all material respects, with the books and records of the Company, (ii) have been prepared in conformity with IFRS on a basis consistent with prior accounting periods and (iii) fairly present in all material respects the financial position and results of operations of the Business as of the dates and for the periods indicated in accordance with IFRS, other than the omission of accompanying notes and schedules and, in the case of the Financial Statements referenced in Section 3.6(a)(iii), subject to normal recurring period-end adjustments.

(c) The Company has no Liabilities with respect to the Business that are required by IFRS to be fully reflected or reserved against in the Company Balance Sheet, except (i) Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business and (ii) Liabilities reflected, reserved against or accrued on the Company Balance Sheet.

3.7	Absence of Certain Changes or Events

Except for transactions specifically contemplated in this Agreement and as otherwise set forth on Schedule 3.7 to the Disclosure Memorandum, since the Company Balance Sheet Date until the date of this Agreement:

(a) the Business of the Company has been conducted only in, and the Company has not taken any action with respect to the Business except in, the ordinary course of business;

(b) there has not occurred any Company Material Adverse Effect;

(c) there has been no material damage, destruction or loss affecting the Business or the assets or properties used by the Company in the Business; and

(d) the Company has not taken, or agreed or committed to take, any of the following actions in respect of the Business:

(i) authorized any single capital expenditure that is in excess of $60,000 or capital expenditures that are, in the aggregate, in excess of $120,000;

(ii) other than in the ordinary course of business consistent with past practice, there has not been any (A) grant of severance or termination pay (unless required by law or Contract) to any manager, officer, or employee of the Company engaged in or otherwise relating to the Business; (B) entry into any employment, deferred compensation, Employee Benefit Plan or other similar Contract (or any amendment to any such existing agreement or Employee Benefit Plan) with any officer, or employee of the Company engaged in or otherwise relating to the Business; (C) increase in benefits payable under any existing severance or termination pay policies or employment Contract relating to the Business; or (D) increase in compensation, bonus, or other benefits payable to officers, or employees of the Company relating to the Business, in each case other than those required by written contractual agreements entered into prior to the Company Balance Sheet Date;

(iii) made any material change with respect to accounting methods, practices or procedures, or internal accounting control, inventory, investment, credit, or allowance;

(iv) paid, discharged or satisfied any material Claim or material Liability, other than the payment, discharge or satisfaction in the ordinary course of business of material Claims and material Liabilities reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business;

(v) forgiven, cancelled or deferred any material indebtedness or waived any Claims or rights of material value;

(vi) purchased or sold, transferred, licensed or otherwise disposed of any material properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business;

(vii) modified or amended any Assumed Contract;

(viii) disposed of, permitted to lapse, or instructed or consented to a lapse of, any Registered IP, except in the ordinary course of business; or

(ix) made or approved any material write-off or material write-down or any determination to materially write-off or write-down any of its assets or properties, other than in the ordinary course of business.

3.8	Taxes

(a) The Company has timely filed all Returns required to be filed by it, and all such Returns (i) were prepared in compliance with all applicable laws; and (ii) are true, correct, and complete in all material respects. The Company is not currently the beneficiary of any extension of time to file any Return that the Company is required to file but that has not been filed.

(b) The Company has timely paid all Taxes due and payable by the Company (whether or not such Taxes were reflected on any Return). The unpaid Taxes of the Company (i) did not, as of the Company Balance Sheet date, exceed the amount accrued for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto); and (ii) do not exceed such amount accrued for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time since the Company Balance Sheet date, in accordance with the past custom and practice of the Company in filing its Returns. Since the Company Balance Sheet date, the Company has not incurred any Liability for Taxes, except in the ordinary course of business.

(c) The Company has (i) withheld all Taxes required to be withheld by it in respect of all payments to employees, officers, directors, and any other Persons; and (ii) timely remitted all such Taxes withheld to the appropriate Governmental Body in accordance with applicable laws.

(d) The Company has (i) collected all sales, use, value added, goods and services, and similar Taxes required to be collected by it; and (ii) timely remitted all such Taxes collected to the appropriate Governmental Body in accordance with applicable laws.

(e) There are no liens for Taxes upon any asset of the Company, except for Taxes not yet due and payable. There are no claimed, proposed, or asserted Tax deficiencies or assessments of Tax with respect to the Company that have not been fully paid.

(f) There are no Tax Contests pending or being conducted with respect to Taxes. The Company has not received from any Governmental Body any: (i) notice indicating an intent to commence any Tax Contest; (ii) notice of deficiency, proposed adjustment, notice of assessment, or notice of lien with respect to Taxes (whether claimed, proposed, asserted, or assessed); or (iii) request for information with respect to Taxes. No Governmental Body in a jurisdiction where the Company does not file Returns has made any claim that the Company is or may be subject to Tax in that jurisdiction.

(g) Except as set forth on Schedule 3.8(g) to the Disclosure Memorandum, the Company is not a member of any Tax Group (other than a Tax Group of which the Company currently is the common parent). The Company has no Liability for Taxes of any other Person (i) as a result of being or ceasing to be a member of any Tax Group (including any Liability under Treasury Regulation Section 1.1502-6 or any comparable provision of state, local, or foreign law); or (ii) arising under contract, by operation of law, by reason of being a successor or transferee, or otherwise.

(h) None of the Assumed Liabilities are obligations to make any payments that would not be deductible or on which a penalty or excise tax could be imposed pursuant to Sections 280G, 409A or 4999 of the Code (or any comparable provision of state, local or foreign law).

(i) Accurate and complete copies of the Company’s Returns for the past three years have been made available or delivered to Buyer.

(j) For federal and applicable state and local income Tax purposes, each of TNS North America LLC and the Company has properly been classified as an entity disregarded as an entity separate from its indirect owner, GUSA, under Treasury Regulations Sections 301.7701-2 and 301.7701-3 since its formation through the date of this Agreement, and will properly be so classified through the Closing Date.

3.9	Real Property

The Company does not own the Real Property.

3.10	Material Contracts

Schedule 3.10 to the Disclosure Memorandum contains an accurate and complete list of the following agreements by which the Company or any of the Transferred Assets are bound, in each case, with respect to the Business, including any amendment, supplement, or modification thereto or thereof (each, a “Material Contract”):

(a) all Contracts for the purchase or sale by the Company of services or products, supplies, equipment, or other tangible or intangible property, in each case, in connection with the operation of the Business (i) that provide for potential payments by or to the Company in excess of $20,000 annually, (ii) for which the Company paid or received in excess of $20,000 during the 12-month period ended September 30, 2014 or (iii) have a term of greater than one year and involve the payment or receipt by the Company of $20,000 or more over the unexpired term thereof and cannot be canceled by the Company with no more than 30 days’ notice without Liability, penalty or premium;

(b) all Contracts providing for the services of consultants or independent contractors for the Business;

(c) all Contracts related to the employment of any Company Employee who is employed on behalf of the Business and whose aggregate annual compensation exceeds $100,000;

(d) loan or credit agreements, pledge agreements, notes, security agreements, mortgages, debentures, indentures, factoring agreements or letters of credit, in each case relating to indebtedness in excess of $50,000, excluding any inter-company debt obligations;

(e) all Contracts granting any interest in or to material Company IP;

(f) all Contracts limiting the freedom of the Company to engage in any line of business, to compete with any other Person, or conduct any business, in each case, if and to the extent related to the Business; and

(g) all Contracts with any Governmental Body.

All Material Contracts to which the Company is a party or by which the Company is bound are valid, binding and enforceable in accordance with their terms against the Company and, to the Company’s Knowledge, each other party thereto, and are in full force and effect. The Company has performed all material obligations imposed on it under such Contracts. The Company has not received written notice that it is in material default under any such Contract and, to the Company’s Knowledge, no other party to any such Contract is in material default thereunder. Accurate and complete copies of each Material Contract have been made available to Buyer. Except as set forth on Schedule 3.10 to the Disclosure Memorandum, the Company has not received any written notification that any party to a Material Contract intends to cancel, terminate, materially and adversely modify the terms of, refuse to perform or refuse to renew, such Contract (if such Contract is renewable).

3.11	Suppliers and Customers

Except as set forth on Schedule 3.11 to the Disclosure Memorandum, the Company has not received any written notice that any material customer or material supplier of the Company relating to the Business (determined as of the date of this Agreement) intends to terminate or materially and adversely modify its relationship with the Company. Except as set forth on Schedule 3.11 to the Disclosure Memorandum, no material supplier of the Company relating to the Business has, since June 1, 2014, to the Company’s Knowledge, threatened in writing to decrease or limit materially, its supply of materials or services to the Company. Schedule 3.11 to the Disclosure Memorandum lists each customer of the Company who accounted for 10% or more of the revenues of the Business during the Company’s most recently completed fiscal year, and the dollar and volume amount of products or services sold to each such customer during such period. Schedule 3.11 to the Disclosure Memorandum also lists each supplier of the Company who accounted for 10% or more of the expenses of the Business for materials or services purchased during such period, and the dollar and volume amount of the materials and services purchased from each such supplier during such period.

3.12	Insider Interests

(a) Except as set forth in Schedule 3.12(a) to the Disclosure Memorandum, no director, manager, officer, employee, consultant or Affiliate (or any Affiliate of the foregoing) of the Company has any interest (i) in any property used in the Business; or (ii) in any Material Contract.

(b) Except as set forth in Schedule 3.12(b) to the Disclosure Memorandum, the Company and the directors, managers, officers, employees and consultants of the Company have no interest, either directly or indirectly, in any Person (whether as an employee, officer, manager, partner, member, agent, independent contractor, security holder, creditor, consultant or otherwise), other than ownership of capital stock comprising less than 1% of any publicly held entity, that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged with respect to the Business; (ii) is a supplier, customer or creditor of the Company with respect to the Business; or (iii) has any interest in any asset or property that is necessary for the present conduct of the Business.

3.13	Claims

Except as set forth in Schedule 3.13 to the Disclosure Memorandum, as of the date of this Agreement, there are no Claims pending or, to the Company’s Knowledge, threatened against the Company relating to the Business before or by any Governmental Body or other Person (including any that would have the effect of preventing, delaying, making illegal or otherwise materially interfering with the Transactions). There are no outstanding or unsatisfied Judgments to which the Company is a party or by which it is bound, in each case, related to the Business. To the Company’s Knowledge, there is no proposed Judgment against the Company that would have the effect of preventing, delaying, making illegal or otherwise materially interfering with the Transactions.

3.14	Labor and Employment Matters

(a) With respect to the Audiences Division, in the prior three years, the Company (or any predecessor entity, if applicable): (i) has been in material compliance with all then applicable laws and regulations, codes of practice, customs and practices respecting employment and employment practices, including hiring, termination of employment, nondiscrimination in employment, terms and conditions of employment, the Fair Labor Standards Act and its state, local or foreign law equivalents, and occupational safety and health; (ii) has not engaged in any unfair labor practices; (iii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to its employees, including any common law employees, and is not liable for any material arrears of wages (including commissions, bonuses, overtime, or other compensation) or any Taxes (in each case, other than routine payments to be made in the ordinary course of business), or any penalty for failure to comply with any of the foregoing (or, if any arrears, penalty, or interest were assessed against the Company regarding the foregoing, all of them have been fully satisfied); and (iv) has not incurred any Liability for breach of any contract of service or for fees, or for compensation for wrongful dismissal, unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other Liability accruing from the termination of any contract of employment or for services.

(b) The Company has provided to Buyer a true, correct and complete list of (i) the names, titles and current compensation amounts of all Company Employees; (ii) the names and current compensation packages of all currently engaged independent contractors and consultants of the Company relating to the Business; (iii) each employment or consulting Contract to which the Company is a party or other Contract to which the Company is a party pursuant to which any Person is entitled to compensation or other payments from the Company in respect of past or future services to be provided to the Company by any such Person; and (iv) each state in which the Company employs any Person or engages the services of any consultant in each case relating to the Business. To the Company’s Knowledge, no officer or key employee of the Company engaged in the Business as of the date hereof intends to terminate his or her involvement with the Business.

(c) Except as specifically set forth on Schedule 3.14(c) to the Disclosure Memorandum, the employment of all the Company Employees is terminable at will without any penalty or severance obligation of any kind on the part of the Company or any successor thereto. All sums due for employee compensation and benefits and all vacation time owing to any Company Employee have been duly and adequately accrued on the accounting records of the Company. To the Company’s Knowledge, all Company Employees are authorized to engage in employment in the United States in accordance with all applicable law.

(d) To the extent the Company obtains or has obtained any services for the Business through independent contractors, each Person providing such services to the Company has executed a nondisclosure agreement in the form provided to Buyer.

(e) The Company is not liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation, social security, or other similar benefits or obligations for employees (other than routine payments to be made in the ordinary course of business) with respect to the Audiences Division.

(f) There are no pending claims against the Company under any workers’ compensation plan or policy or for long-term disability with respect to the Audiences Division. No past employee of the Company relating to the Business has a right to return to work.

(g) With respect to the Audiences Division, there are no Claims pending or, to the Company’s Knowledge, threatened, between the Company and any of its current or former employees, or independent contractors, or any trade or labor union, works council or similar body, which controversies have resulted in, or could reasonably be expected to result in, a Claim or other charge or grievance before any Governmental Body, including claims for compensation, severance, benefits, vacation time or pay, pension benefits, damages, or any other claim from any current or former employee or any other Person arising out of the Company’s status as employer or purported employer or any workplace practices or policies, whether in the form of claims for discrimination, sexual or other harassment, equal pay, unfair labor practices, grievances, wage and hour violations, wrongful discharge, as a whistleblower, or otherwise.

(h) With respect to the Audiences Division, the Company is not a party to any collective bargaining agreement or other labor union contract, nor, to the Company’s Knowledge, are there any activities or proceedings of any labor union or other employee organization to organize any employees of the Company relating to the Business.

(i) With respect to the Audiences Division, to the Company’s Knowledge, no employees of the Company are, or in the prior three years have been, in violation of any term of any employment contract, noncompetition agreement, or any restrictive covenant with a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company, work performed by the employee, or use of trade secrets or proprietary information of others.

(j) With respect to the Audiences Division, all releases of employment claims in favor of the Company obtained from employees during the three-year period preceding the Closing Date are effective and binding to release all employment claims for each such employee except for those claims that may not be released as a matter of law.

3.15	Employee Benefit Plans

(a) Schedule 3.15(a) to the Disclosure Memorandum contains a complete and accurate list of all Employee Benefit Plans. The Company does not have any agreement, commitment or obligation, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan.

(b) The Company has delivered to Buyer, with respect to each Employee Benefit Plan (to the extent applicable thereto) true, correct and complete copies of: (i) all documents embodying such Employee Benefit Plan (including all amendments thereto and all trust agreements, insurance contracts and other funding vehicles related thereto) or, if such Employee Benefit Plan is not in writing, a written description of such Employee Benefit Plan; (ii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Employee Benefit Plan; (iii) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan or, if reliance is permitted under applicable IRS guidance, the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such Employee Benefit Plan; (iv) all material correspondence to or from a Governmental Body within the preceding five years relating to such Employee Benefit Plan; and (v) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the three most recently completed plan years.

(c) With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and at all times since inception has been, established, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable laws, including the Code and ERISA; (ii) the Company and each other Person (including each fiduciary) has, at all times, properly performed all of its duties and obligations (whether arising by operation of law, by contract or otherwise) under or with respect to such Employee Benefit Plan, including all fiduciary, reporting, disclosure, and notification duties and obligations; (iii) no transaction or event has occurred or, to the Company’s Knowledge, is threatened or about to occur (including any of the Transactions) that constitutes or could constitute a prohibited transaction under ERISA Section 406 or 407 or under Code Section 4975 for which an exemption is not available; (iv) all contributions, premiums and other payments due or required to be paid to (or with respect to) such Employee Benefit Plan have been paid on or before their respective due dates and within the applicable time period prescribed by ERISA, if any, or, if not yet due, have been accrued as a liability in the Financial Statements; and (v) the Company has not incurred, and there exists no condition or set of circumstances in connection with which the

Company or Buyer could incur, directly or indirectly, any Liability or expense under ERISA, the Code or any other applicable law, or pursuant to any indemnification or similar agreement with respect to such Employee Benefit Plan.

(d) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust or group annuity contract is exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code, which determination letter covers all law changes for which such a determination letter may be sought; (ii) has a timely filed request for such a letter pending with the IRS or has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS; or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. Nothing has occurred, or could reasonably be expected to occur, that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity contract or require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of any corrective action pursuant to such system in order to maintain the qualified status of such Employee Benefit Plan.

(e) There are no litigation or claims (other than routine claims for benefits) pending or, to the Company’s Knowledge, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor is there a basis for any such litigation or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Body, and, to the Company’s Knowledge, no such action is contemplated or under consideration.

(f) The Company does not sponsor, maintain or contribute to, nor has it ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), and no current or former employee of the Company has ever participated in (while providing services to, or with respect to, the Business): (i) a “multiemployer plan,” as defined in ERISA Section 3(37) or 4001(a)(3); (ii) a multiple employer plan within the meaning of ERISA Section 4063 or 4064 or Code Section 413; (iii) an employee benefit plan that is subject to ERISA Section 302, Title IV of ERISA or Code Section 412; or (iv) a “multiple employer welfare arrangement,” as defined in ERISA Section 3(40).

(g) Each Employee Benefit Plan that is subject to COBRA has been administered, at all times since inception, in compliance with such requirements. None of the Employee Benefit Plans provides severance, life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee, officer, director or manager of the Company after his or her retirement or other termination of employment or service, and the Company has never represented, promised or contracted (whether in written or oral form) to any such employee or former employee, officer, director or manager that such benefits would be provided, except to the extent required by COBRA or any similar state law. The Company and the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will continue to sponsor and maintain group medical, dental and vision plans after the Closing, which plans will not be terminated in connection with the transactions contemplated in or by this Agreement (within the meaning of Treasury Regulation Section 54.4980B-9, Q&A-8(c)).

(h) Each Employee Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Employee Benefit Plan). None of the Transactions will constitute or result in a violation of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code (or otherwise violate Section 409A of the Code).

(i) Except as set forth on Schedule 3.15(i) to the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the completion of the Transactions (either alone or upon the occurrence of any additional or subsequent event(s)) will (i) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, an ERISA Affiliate, Buyer or any Employee Benefit Plan; (ii) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual; (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan; (iv) require the Company, any ERISA Affiliate or Buyer or any of their respective affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual; or (v) impair in any way the rights of the Company under any Employee Benefit Plan.

3.16	Intellectual Property

(a) Schedule 3.16(a) to the Disclosure Memorandum sets forth a complete and correct list, as of the date of this Agreement, of all: (i) Registered IP used in the Business, reflecting dates of filing and dates of issuance, if applicable, and as applicable, all upcoming due dates and filing deadlines as of the Closing Date up to and including the date that is six months after the date hereof; (ii) unregistered trade names, trademarks and service marks that are used in the Business to promote the Business; and (iii) any other Company IP material to the conduct of the Business. All Registered IP is in full force and effect; is valid and subsisting; and has been prosecuted in compliance with all applicable rules, policies and procedures of the applicable Governmental Bodies. There is no pending or, to the Company’s Knowledge, threatened Claim alleging any defect in or invalidity, misuse or unenforceability of, or challenging the ownership or use of or the Company’s rights with respect to, any of the Owned IP; and, to the Company’s Knowledge, there is no basis for any such Claim. None of the Owned IP is subject to any Judgment.

(b) The Company solely and exclusively owns all right, title and interest in and to the Owned IP. All Owned IP is free and clear of all Encumbrances (with the exception of Outbound Licenses and Permitted Encumbrances). The Company lawfully owns, or otherwise has sufficient rights to all Company IP for the conduct of the Business as currently conducted. The Company IP constitutes all the IP Rights that are required to conduct the Business in the manner in which it is currently being conducted, except as would not reasonably be expected to result in a Company Material Adverse Effect. All Owned IP, to the extent included as a Transferred Asset hereunder, is fully transferable, alienable and licensable by the Company without restriction and without payment of any kind to any third party and without consent of any third party.

(c) Except as set forth on Schedule 3.16(c) to the Disclosure Memorandum, the execution of the Transaction Documents and the consummation of the Transactions: (i) will transfer all of the Company IP included in the Transferred Assets to Buyer; and (ii) will not alter or result in the loss or impairment of any of the Company IP, or give rise to any right of any Person to terminate any rights under any License or exercise any new or additional rights under any Company IP. Except as set forth on Schedule 3.16(c) to the Disclosure Memorandum, neither the execution of this Agreement nor the consummation of the Transactions will cause or result in Buyer, the Company, or any of their respective subsidiaries or affiliates (x) granting to any third party any right to or with respect to any IP Rights; (y) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses; or (z) being obligated to pay any royalties or other fees or consideration in excess of those payable by the Company in the absence of this Agreement and the transactions contemplated hereby.

(d) To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Owned IP included in the Transferred Assets, or has previously done so.

(e) The Owned IP included in the Transferred Assets and the conduct of the Business as currently conducted do not violate, infringe (directly, contributorily, by inducement, or otherwise) misappropriate any IP Rights or other rights of any Person (and have not previously done so). The Company has not received written notice of any, and to the Company’s Knowledge, there is no pending or threatened Claim or an offer of a license involving any Owned IP or the conduct of the Business or alleging that any of the foregoing infringes, misappropriates, violates with any IP Rights or other rights of any Person.

(f) Except for Outbound Licenses set forth on Schedule 3.16(f), the Company has no options, licenses or agreements of any kind relating to the Owned IP by which the Company is bound or to which it is a party.

(g) Except as set forth on Schedule 3.16(g) to the Disclosure Memorandum, the Company is not obligated to pay any royalties or other payments to third parties with respect to the license or use of any Company IP.

(h) No funding, facilities or personnel of any educational institution or Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Owned IP. The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company to grant or offer to any third party any license or right to any Company IP included in the Transferred Assets.

(i) The Company has: (i) taken all reasonable measures to protect and preserve its rights in the Owned IP and the confidentiality of all Trade Secrets owned or held by the Company in connection with the Business; and (ii) only disclosed any such Trade Secrets pursuant to the terms of a written agreement or other obligation that requires the Person receiving such Trade Secrets to reasonably protect and not disclose such Trade Secrets. To the Company’s Knowledge, neither the Company nor any of its officers, employees, agents or contractors has done, or failed to do, any act or thing which may, prejudice the validity or enforceability of any of the Company IP. The Company has not (y) transferred full or partial ownership of, or granted any exclusive license to any third Person with respect to any Owned IP or (z) permitted the rights of the Company in any Owned IP to enter into the public domain.

(j) Except as set forth on Schedule 3.16(j) of the Disclosure Memorandum, each current or former officer and employee of the Company and each current or former consultant to the Company who is or has been involved in the development (alone or with others) of any Owned IP or has had access to Trade Secrets owned or held by the Company in connection with the Business has executed and delivered to the Company a written and enforceable Contract or was under a binding obligation or by operation of law that: (i) assigns to the Company, without any obligation of payment, all right, title and interest in and to any such IP Rights, and (ii) reasonably protects such Trade Secrets. To the Company’s Knowledge, no such officer, employee or consultant is in violation thereof.

(k) Schedule 3.16(k) to the Disclosure Memorandum sets forth a complete and correct list of all (i) Inbound Licenses material to the Business, other than any Off-the-Shelf Software Agreement; and (ii) Outbound Licenses. To the Company’s Knowledge, all such Licenses are valid, binding and enforceable on all parties thereto; and, to the Company’s Knowledge, there exists no event or condition that violates or breaches or otherwise constitutes (with or without due notice or lapse of time or both) a default by any party thereunder.

(l) To the Company’s Knowledge, the execution of the Transaction Documents and the completion of the Transactions do not violate any Company privacy policy or applicable laws relating to the use, dissemination, or transfer of any PII.

(m) No current or former director, officer, employee, agent or distributor of the Company or any of its predecessors in interest will, after the completion of the Transactions, own or retain any rights in, to, or under any of the Owned IP included in the Transferred Assets.

(n) Schedule 3.16(n) to the Disclosure Memorandum sets forth all Software owned by the Company and included in the Transferred Assets.

(o) No Person (other than the Company) has an interest or right in or to any improvements, modifications, enhancements, customization or derivatives of any Owned IP that are part of the Transferred Assets.

(p) To the Company’s Knowledge, except as set forth on Schedule 3.16(p) to the Disclosure Memorandum, there are no Critical Problems with any service offering currently provided by the Company with respect to the Business. For the purposes of the foregoing, “Critical Problem” means a problem, defect, malfunction, nonconformity or error that has been (or should reasonably be) assigned by the Company the most critical level of error for the Company’s internal tracking and reporting systems, in a manner consistent with the Company’s current business practices.

(q) The computer, information technology and data processing systems, facilities, and services included in the Transferred Assets used by the Company in connection with the Business, including all Software, hardware, networks, communications facilities, platforms and related systems and services used or planned to be used by the Company in connection with the Business (collectively, the “Systems”), are reasonably sufficient for the existing needs of the Business. The Systems are in good working condition, subject to reasonable wear and tear, to effectively perform all computing, information technology, and data processing operations necessary for the operation of the Business in the manner it is currently being conducted and as currently proposed to be conducted. All Systems, other than Software that is duly and validly licensed to the Company, are owned and operated by and are under the control of the Company.

(r) To the Company’s Knowledge, the Software that is part of the Owned IP used by the Company in connection with the Business and which is included in the Transferred Assets is substantially free of any material defects, bugs and errors, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that would have permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data, or other materials (“Contaminants”). The Company has at all times employed commercially reasonable best practices and safeguards to ensure that the Systems are substantially free from Contaminants.

(s) During the 12-month period ending on the date hereof, except as set forth on Schedule 3.16(s) to the Disclosure Memorandum, there has been no failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any customer’s use of the Systems or the operation of the Business, except as would not reasonably be expected to result in a Company Material Adverse Effect. The Company makes back-up copies of all customer data and any other data critical to the conduct of the Business in real time and conducts periodic tests to ensure the effectiveness of such back-up systems.

3.17	Corporate Books and Records

The Company has furnished to Buyer accurate and complete copies of its (a) governing documents and (b) minute books solely to the extent such minute books contain documents or resolutions related to the Business. Such books and records reflect, in all material respects, all meetings of the Company’s board of directors, and the minutes or written consents contained therein accurately reflect the events of, and actions taken, at such meetings or by such written consents, in each case, in all material respects.

3.18	Compliance with Laws

Except as would not reasonably be expected to prevent or prohibit the Company from performing its obligations under, and completing the transactions contemplated by, the Transaction Documents, the Company is, and has been at all times during the prior three years, in compliance in all material respects with all applicable federal, state, local, and foreign statutes, laws, ordinances, rules, Judgments, and regulations of any Governmental Body applicable to the Business. The Company has not received any written notice of any alleged violation of any of the matters raised in the immediately preceding sentence.

3.19	Insurance

The Company is insured pursuant to insurance policies maintained by the WPP Group in the United States for the benefit of the WPP Group’s companies in the United States. Such insurance policies include those that are of a type and amount that are customarily maintained by companies in the United States such as the Company with respect to the Business, including all such policies as are required by applicable law. Each such insurance policy is legal, valid, binding, enforceable and in full force and effect. As of the date of this Agreement, there is no claim pending in respect of the Business under any such insurance policy.

3.20	Title to Transferred Assets

(a) The Company has good and marketable title, free and clear of all Encumbrances (other than Permitted Encumbrances) to all of the Transferred Assets (other than the Inbound Licenses) and all rights of the Company under the Assumed Contracts, all of which are reflected on the Financial Statements to the extent required by GAAP.

(b) The Company has not made any sale, license or assignment that would conflict with the sale and assignment of its rights in and to the Transferred Assets to Buyer as contemplated by this Agreement. The Transferred Assets, together with the rights licensed to Buyer under any of the other Transaction Documents, are sufficient to permit Buyer to conduct the Business.

3.21	Environmental Matters

(a) Except as set forth on Schedule 3.21 to the Disclosure Memorandum, to the Company’s Knowledge, the Company’s operation of the Business and its use of the Real Property are, and at all times have been, in compliance in all material respects with all Environmental Laws, which compliance includes the possession by the Company of all Permits required under all Environmental Laws, and compliance with the terms and conditions thereof. Since January 1, 2011, the Company has not received any written communication from a Governmental Body that alleges the Company is not in such compliance. All Permits, if any, currently held by the Company pursuant to all Environmental Laws and relevant to the Business have been made available to Buyer.

(b) There is no Environmental Claim related to the Business, the Transferred Assets, the Assumed Liabilities or any of the Real Property pending or, to the Company’s Knowledge, threatened against the Company or against any Person whose Liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

(c) To the Company’s Knowledge, there are no past or present actions, activities, facts, circumstances, use, conditions, events or incidents relating to the Business, the Transferred Assets, the Assumed Liabilities or any of the Real Property (including the importing, manufacturing, processing, distribution, use, treatment, storage, transporting, exporting, handling, release, emission, discharge, presence or disposal of any Hazardous Materials) that could reasonably form the basis of any Environmental Claim against the Company or against any Person whose Liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law, or otherwise result in any costs or Liabilities under any Environmental Laws.

(d) Except for use by the Company in the ordinary course of business in compliance with all applicable Environmental Laws, to the Company’s Knowledge, the Transferred Assets and properties currently leased by the Company, relating to the Business, are not used by the Company or any Person acting on the Company’s behalf or any other Person, for the treatment, storage or disposal of Hazardous Materials.

3.22	Permits

All Permits required by applicable law to conduct the Business including, without limitation, all Permits that are necessary under applicable Environmental Laws, have been obtained and are in full force and effect, and the Company is complying with such Permits in all material respects. Except as set forth on Schedules 3.21 and 3.22 to the Disclosure Memorandum, there are no material Permits that are required for the ownership or operation of the Transferred Assets or the conduct of the Business as currently conducted by the Company. Since January 1, 2011, the Company has not received any written notice from any Governmental Body of any alleged violation (whether past or present and whether remedied or not) of, nor any written threat of the suspension, revocation, modification, invalidity or limitation of, any such Permit.

3.23	Absence of Questionable Payments

The Company has complied in all material respects with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the provisions of any anti-corruption laws of each jurisdiction in which the Company or any Representative of the Company is conducting or has conducted business. To the Company’s Knowledge, neither the Company nor any Representative of the Company at the direction of or on behalf of the Company has offered or given anything of value to: (a) any Foreign Official, any foreign political party or official thereof, or any candidate for foreign political office; or (b) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any Foreign Official, any foreign political party or official thereof, or candidate for foreign political office for the purpose of any of the following: (i) influencing any action or decision of such Person, in its, his or her official capacity, including a decision to fail to perform its, his or her official function; (ii) inducing such Person to use its, his or her influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist the Company in obtaining or retaining business for or with, or directing business to, any Person or to secure an improper advantage; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage.

3.24	Accounts and Other Receivables

All accounts receivable of the Business and included in the Transferred Assets represent bona fide transactions made in the ordinary course of business of the Company. The Company has delivered to Buyer an aging report with respect to all accounts receivable of the Business existing as of the date that is two Business Days immediately preceding the date of this Agreement.

3.25	Brokers or Finders

The Company does not and will not have, directly or indirectly, any Liability for brokerage or finders’ fees or any similar fee or commission in connection with this Agreement or the Transactions.

3.26	Common Stock of Buyer

(a) The Company understands that the shares of Stock Consideration are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and (i) the Company is acquiring such Stock Consideration as principal for its own account and not with a view to or for distributing or reselling such Stock Consideration or any part thereof in violation of the Securities Act or any applicable state securities law, (ii) has no present intention of distributing any of such Stock Consideration in violation of the Securities Act or any applicable state securities law and (iii) has no direct or indirect arrangement or understandings with any other persons to distribute, or regarding the distribution of, such Stock Consideration (this representation and warranty not limiting the Company’s right to sell such Stock Consideration pursuant to a registration statement or otherwise in compliance with applicable federal and state securities laws, and not in any way a representation or warranty by the Company to hold such Stock Consideration for any period of time) in violation of the Securities Act or any applicable state securities law; provided, however, that the Company may sell or transfer the Stock Consideration to WPP Luxembourg or an Affiliate thereof.

(b) When the Company acquires such Stock Consideration it will be, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(c) The Company, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the acquisition of such Stock Consideration, and has so evaluated the merits and risks of such acquisition. The Company is able to bear the economic risk of the acquisition of such Stock Consideration and, at the present time, is able to afford a complete loss in value of such Stock Consideration.

(d) The Company understands that the Stock Consideration is being issued to it in reliance upon specific exemptions from, or non-application of, the registration requirements of United States federal and state securities laws and that Buyer is relying upon the truth and accuracy of, and the Company’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Company set forth herein in order to determine the availability of such exemptions and the eligibility of the Company to acquire the Stock Consideration.

(e) The Company acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of

Buyer concerning the terms and conditions of the issuance of the Stock Consideration and the merits and risks of acquiring the Stock Consideration; (ii) access to information about Buyer and its financial condition, results of operations, businesses, properties, management and prospects sufficient to enable it to evaluate its acquisition of the Stock Consideration, including, without limitation, the SEC Reports, and the Company has had the opportunity to review the SEC Reports, including the “Risk Factors” included in the SEC Reports; and (iii) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or unreasonable expense that is necessary to make an informed decision with respect to its acquisition of the Stock Consideration.

(f) The Company acknowledges and understands that its acquisition of the Stock Consideration involves a significant degree of risk, including, without limitation, (i) an investment in Buyer is speculative, and only a Person who can afford the loss of its entire investment should consider investing in Buyer and acquiring the Stock Consideration; (ii) in the event of a disposition of the Stock Consideration, the Company could sustain the loss of the entire value of its investment; and (vi) Buyer has not paid any dividends on its Common Stock since inception and does not anticipate the payment of dividends in the foreseeable future. Such risks are more fully set forth in the SEC Reports.

(g) The Company has, in connection with the Company’s decision to acquire the Stock Consideration, not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of Buyer contained in the Transaction Documents, and the Company has, with respect to all matters relating to this Agreement and the issuance of the Stock Consideration, relied solely upon the advice of the Company’s own counsel and has not relied upon or consulted counsel to Buyer.

(h) The Company understands that no Governmental Body has passed upon or made any recommendation or endorsement of the Stock Consideration or the issuance or acquisition thereof.

(i) The Company is not acquiring the Stock Consideration as a result of any advertisement, article, notice or other communication regarding the Stock Consideration published in any newspaper, magazine, website or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(j) Other than the transactions contemplated hereunder, the Company has not directly or indirectly, nor has any Person acting on behalf of, or pursuant to, any understanding with the Company, executed any disposition, including short sales (as such term is defined in Rule 200 of Regulation SHO under the Exchange Act), in the securities of Buyer during the period commencing from the time that the Company first received a term sheet (written or oral) from Buyer or any other Person setting forth the material terms of the transaction contemplated hereunder until the date hereof. Other than to Affiliates of the Company and to Representatives of the Company and such Affiliates, the Company has maintained the confidentiality of all disclosures made to it in connection with the transactions contemplated hereunder (including the existence and terms of such transactions)

(k) As of immediately prior to the Closing, neither the Company nor any of its Affiliates Beneficially Own any Buyer Securities.

3.27	No Other Representations or Warranties

Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Memorandum), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Business, the Audiences Division and the Transferred Assets furnished or made available to Buyer or its Representatives and any information or material delivered to Buyer or made available to Buyer or its Representatives in any electronic data room, management presentations or in any other form in expectation of the Transactions or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

In order to induce the Company to enter into and perform this Agreement, Buyer represents and warrants to the Company as follows:

4.1	Organization and Good Standing

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon.

4.2	Authority and Enforceability

Buyer has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. All action on the part of Buyer and its directors, officers and stockholders necessary for the authorization, execution, delivery and performance by Buyer of this Agreement and the other applicable Transaction Documents to which Buyer is a party has been taken. This Agreement is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except, in each such case, as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors’ rights generally and by equitable principles.

4.3	No Approvals; No Conflicts

The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party do not, and the performance by Buyer of its obligations under this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions will not: (i) subject to the receipt of any required consent, approval or authorization of any Governmental Body or the termination or expiration of any waiting period under applicable law constitute a violation (with or without the giving of notice or lapse of time, or both) of any law or any Judgment applicable to Buyer; (ii) violate, conflict with, result in any breach of, or result in a default (with or without the giving of notice or lapse of time, or both) under, or create in any Person the right to accelerate, terminate, modify or cancel (or automatically do any of the foregoing) any Contract to which Buyer is a party or by which it is bound or to which any of its assets are subject; (iii) conflict with or result in a breach of or constitute a default under any provision of its governing documents, except in the case of clause (ii) above to the extent such violations, conflicts, breaches, defaults or other matters would not reasonably be expected to prevent or prohibit Buyer from performing its obligations under, and completing the transactions contemplated by, the Transaction Documents.

4.4	Issuance of the Stock Consideration

The shares of Common Stock issued or to be issued in respect of the Stock Consideration are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances. Immediately following the issuance of the Common Stock that constitutes the Stock Consideration, such Common Stock will comprise at least 11% of the issued and outstanding capital stock of Buyer.

4.5	Capitalization

The authorized capital stock of Buyer consists of: (i) 75,000,000 shares of Common Stock, of which 12,353,122 shares are issued and outstanding; and; (ii) 10,000,000 shares of Preferred Stock, $0.001 par value per share, 300,000 shares of which are designated as “Series A Junior Participating Preferred Stock,” none of which are issued and outstanding. Since October 1, 2014, Buyer has not issued any shares of Common Stock, other than pursuant to Buyer’s equity based compensation plans and arrangements. All of the issued and outstanding shares of Common Stock of Buyer have been duly authorized and validly issued, are fully paid and non-assessable and have been issued in compliance with applicable federal and state securities laws. None of Buyer’s outstanding shares of Common Stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights, except as set forth on Schedule 4.5 to the Disclosure Memorandum. Other than pursuant to Buyer’s equity based compensation plans and arrangements or as set forth in Schedule 4.5 to the Disclosure Memorandum, there are no: outstanding or authorized subscriptions, warrants, options or other rights granted by Buyer to purchase or acquire, or preemptive rights with respect to the issuance or sale of, the capital stock of Buyer, or which obligate or may obligate Buyer to issue any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock. Neither the acquisition of the Stock Consideration pursuant to this Agreement nor the acquisition of the Shares (as defined in the Stock Purchase Agreement) under the Stock Purchase Agreement (whether taken together or separately) will give rise to any rights to acquire or receive, or obligate Buyer to issue any additional shares of its capital stock or any securities convertible or exchangeable for its capital stock and no such rights or obligations will arise under the Rights Agreement, dated as of May 18, 2005, between Buyer and Computershare Trust Company, N.A., as the same may be amended, modified or supplemented from time to time.

4.6	SEC Reports

Buyer has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) since January 1, 2011 (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, or, if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement, each SEC Report complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Report.

4.7	Buyer Financial Statements

The financial statements of Buyer included in the SEC Reports (the “Buyer Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or, if an amendment with respect to any such document was filed, when such amendment was filed). The Buyer Financial Statements have been prepared in accordance with GAAP, except as may be otherwise specified in the Buyer Financial Statements or the notes thereto, and fairly present in all material respects the financial position of Buyer and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Since September 30, 2014 (the “Buyer Balance Sheet Date”): (a) there has been no event, occurrence or development that has or that could reasonably be expected to result in a Buyer Material Adverse Effect; (b) neither Buyer nor any material subsidiary has incurred any Liabilities (contingent or otherwise) other than (x) Liabilities incurred in the ordinary course of business and (y) Liabilities not required to be reflected in the Buyer Financial Statements pursuant to GAAP or required to be disclosed in filings made with the SEC; (c) Buyer has not altered its method of accounting or the identity of its independent registered public accounting firm; and (d) Buyer has not declared or made any payment or distribution of cash or other property to its stockholders or officers or directors (other than in compliance with existing stock option, stock award, stock appreciation or phantom stock plans of Buyer (collectively, “Buyer Stock Plans”)) with respect to its capital stock, or purchased or redeemed (or made any agreements to purchase or redeem) any shares of its capital stock.

4.8	Absence of Certain Changes or Events

Since the Balance Sheet Date and other than repurchases of Common Stock pursuant to the terms of equity awards under Buyer Stock Plans, there has not been (a) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Buyer’s capital stock, or any purchase, redemption or other acquisition by Buyer of any of Buyer’s capital stock or any other securities of Buyer or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (ii) any split, combination or reclassification of any of Buyer’s capital stock.

4.9	Brokers or Finders

Buyer does not and will not have, directly or indirectly, any Liability for brokerage or finders’ fee or any similar charges in connection with this Agreement or the Transactions.

4.10	No Reliance

Buyer acknowledges and agrees that: (a) other than as expressly set forth in Article III of this Agreement, Buyer has not relied and is not relying on any representation or warranty regarding the subject matter of this Agreement; and (b) neither the Company nor any other Person has made any representation or warranty as to the Company, the Business, the Audiences Division, the Transferred Assets or this Agreement, except as expressly set forth in Article III of this Agreement. Buyer acknowledges that neither the Company nor any of its Affiliates and Representatives shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information, including any information, documents or material made available to Buyer or its Representatives in any electronic data rooms, management presentations or in any other form in expectation of the Transactions, except as expressly set forth in Article III of this Agreement.

ARTICLE V

COVENANTS

5.1	Closing Efforts

(a) From and after the date of this Agreement, upon the terms and subject to the conditions of this Agreement, the parties agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to complete the transactions contemplated hereby as promptly as practicable (including satisfaction, but not waiver, of the closing conditions set forth in Article VI), including: (i) promptly, but in any event within no more than 10 Business Days from the date of this Agreement, to make all filings required under the HSR Act (including such filings to be made with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”)); (ii) to comply, at the earliest practicable date, with any request for additional information made by the DOJ or the FTC; and (iii) to the extent permitted by law, to cooperate with the other party in connection with such other party’s filings under the HSR Act. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer or the Company or any of their respective Affiliates be required to agree to hold separate, divest, license or cause a third party to purchase, assets, capital stock or other equity interests and/or businesses of Buyer or the Company or any of their respective Affiliates in connection with obtaining any approval or other authorization under the HSR Act or any similar law, rule or regulation.

(b) Without limiting Section 5.1(a) above, but subject to applicable law, rule or regulation, Buyer and the Company will reasonably cooperate and coordinate with each other in connection with the making of all filings required under the HSR Act, including: (i) furnishing all information required for such filing to be made pursuant to any applicable law in connection with the Transactions; and (ii) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, the FTC, DOJ or other Governmental Body relating to the Transactions.

5.2	Consents

The Company will use its commercially reasonable efforts, and Buyer will use its commercially reasonable efforts to cooperate with the Company, to obtain the third-party consents listed on Schedule 5.2 to the Disclosure Memorandum without being obligated to make any payments to third parties in connection therewith or, if such payment is required, the parties agree to use their respective commercially reasonable efforts to minimize the amount thereof; provided, however, that the Company shall not be required to make any payment to any third party in order to obtain any such consent.

5.3	Operation of the Business

Except as contemplated by this Agreement, with the written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned) or as required by law, rule or regulation, during the period from the date of this Agreement to the Closing, the Company will operate the Business in the ordinary course and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact the current organization of the Business, keep the physical assets of the Business in good working condition, keep available the services of the Business’s current officers and key employees and preserve the current business relationships of the Business with its customers and suppliers. Without limiting the generality of the foregoing, prior to the Closing, the Company will not, without the written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned), take any of the actions set forth in Section 3.7(d).

5.4	Access to Information

From the date of this Agreement until the Closing, the Company shall afford Buyer’s Representatives reasonable access, during normal business hours, and upon reasonable advance written notice, to properties, books, contracts, documents, insurance policies, records and personnel of or with respect to the Business as Buyer may from time to time reasonably request as is necessary to consummate the transactions contemplated by this Agreement; provided, however, that nothing herein will require the Company to disclose any information to Buyer if such disclosure would, in the reasonable judgment of the Company: (a) cause significant competitive harm to the Company or the Business if the Transactions are not consummated; (b) unreasonably interfere with the Business and operations of the Company; (c) violate applicable law, rules or regulations or the provisions of any Contract to which the Company is party or by which its assets are bound; or (d) jeopardize any attorney-client or other legal privilege. Buyer agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.4 for any competitive or other purpose unrelated to the consummation of the Transactions pursuant to this Agreement. Without limiting the foregoing, Buyer shall hold all such information pursuant to the terms of the NDA, and Buyer and its Representatives shall not be permitted to unreasonably interfere with the Company or the conduct of the Business.

5.5	Further Assurances

Each of the parties hereto shall execute such further documents, and perform such further acts, as may be reasonably necessary to consummate the transactions contemplated hereby, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the Transactions.

5.6	Confidentiality

WPP 2005 Limited and Buyer entered into that certain Confidentiality Agreement dated December 30, 2013 (the “NDA”). The parties agree that the NDA shall continue in full force and effect and will apply to all Confidential Information (as defined in the NDA) exchanged in connection with this Agreement and the Transactions.

5.7	Tax Matters

(a) Any excise and property Taxes (other than Transfer Taxes, if any, arising out of the Transactions) pertaining to the Transferred Assets and payable during the tax year in which the Closing occurs will be prorated on the basis of the number of days of the relevant tax year or period that have elapsed through the Closing Date, determined without reference to any change of ownership occasioned by the completion of the Transactions. In the event Taxes are prorated as set forth in the preceding sentence, the Company will be responsible for that portion of such amounts relating to the period on or prior to the Closing Date and Buyer will be responsible for that portion of such amounts relating to the period after the Closing Date. The Company is responsible for any excise and property Taxes pertaining to the Transferred Assets and payable during tax years before the tax year in which the Closing occurs.

(b) Buyer and the Company will, and will cause their respective affiliates to, provide each other with such cooperation and information as either of them reasonably may request of the other in connection with the filing of any Return, amended return or claim for refund, the determination of any Liability for Taxes or a right to refund of Taxes or preparation for litigation or investigation of claims or in connection with any Tax Contest, in each case relating to the Transferred Assets or the Business. The Company will retain all Returns, schedules and work papers and all material records or other documents relating to Tax matters for the taxable year of the Company ending after the Closing Date and for all previous years, until the expiration of the statute of limitations of the taxable years to which such Returns and other documents relate. Any information obtained under this Section 5.7(b) will be kept confidential, except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting a Tax Contest.

(c) Buyer and the Company agree to adopt and comply with the “standard procedure” set forth in Sections 4.01 through 4.04 of Revenue Procedure 2004-53.

(d) Any payment made in accordance with Article VII will be treated for Tax purposes as an adjustment to the consideration paid by Buyer under this Agreement, unless otherwise required under applicable law.

5.8	Customer and Supplier Inquiries; Accounts Receivable

(a) From and after the Closing, the Company will refer to Buyer all customer, supplier, or other inquiries or correspondence to the extent relating to the Transferred Assets or the Business.

(b) The Company will promptly remit to Buyer all payments and invoices received after the Closing Date that relate to the Transferred Assets, the Assumed Liabilities or the Business, and Buyer will promptly remit to the Company all payments and invoices received after the Closing Date that relate to the Excluded Assets or the Liabilities of the Company other than Assumed Liabilities.

5.9	Press Releases and Public Announcements

Except as otherwise required by applicable law or any securities exchange or similar body, (a) the Company and Buyer will not, and, the Company and Buyer will not permit any of its officers, employees, directors, managers, Affiliates, Representatives or advisors to, issue or cause the publication of any press release or make any other public announcement, including any tombstone advertisement, or any announcement to employees, customers or suppliers with respect to the Transactions, without the prior written consent of (i) in the case of the Company, Buyer and (ii) in the case of Buyer, the Company; and (b) the Company and Buyer will issue a joint press release after the Closing, and each the Company on the one hand, and Buyer on the other hand, will cooperate with the other in the development and distribution of such press release.

5.10	No Bonuses

The Company will not pay any transaction-related bonuses or payments, or any severance payments in excess of those disclosed in the Disclosure Memorandum, to any Company Employee or any independent contractor or consultant engaged by the Audiences Division for the Business.

5.11	Employees

(a) As promptly as reasonably practicable after execution of this Agreement by the parties hereto, the Company will provide Buyer with access to all of its employees that are engaged in the Business and identified on Schedule 5.11(a) to the Disclosure Memorandum, and, at the request of Buyer, use all commercially reasonable efforts to facilitate meetings between Representatives of Buyer and such employees, for the purpose of providing Buyer with a reasonable opportunity to interview and evaluate such employees in order to permit Buyer to determine whether it will offer employment to any of such employees.

(b) Buyer shall enter into employment arrangements with those employees listed on Schedule 5.11(b) to the Disclosure Memorandum on terms acceptable to Buyer, subject to standard benefits, policies, procedures and employment practices of Buyer (any such Company employee who actually commences employment with Buyer being a “Transferred Employee”). Buyer will not be obligated to employ any particular employee for any particular period of time or on any particular terms or conditions of employment and will have no other Liability to any employees of the Company after Closing.

(c) Immediately prior to the Closing, the Company will terminate all Transferred Employees effective as of the close of business on the Business Day immediately preceding the Closing. Simultaneously with such termination, the Company will pay each such Transferred Employee all accrued wages and salaries, severance, accrued vacation, sick and personal time and all other amounts due from the Company to such employees.

(d) Buyer shall use commercially reasonable efforts to cause the Transferred Employees to receive credit for service with the Company for purposes of eligibility to participate and vesting under any employee benefit plan sponsored or maintained by Buyer for the benefit of the Transferred Employees (each, a “Buyer Benefit Plan”) and, solely with respect to any vacation policy maintained by Buyer for the benefit of Transferred Employees, for purposes of benefit entitlement; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the analogous Employee Benefit Plan.

(e) The Company will bear all responsibility for, and related costs associated with, complying with the federal Workers Adjustment and Retraining Notification Act and similar state, local or foreign laws to the extent that the same apply to any employees who do not become Transferred Employees.

(f) Buyer shall provide employee benefits (other than equity-based compensation arrangements, incentive compensation, and severance benefits) to each Transferred Employee that are no less favorable in the aggregate than the employee benefits provided to similarly situated employees of Buyer. With respect to each Buyer Benefit Plan that is a group health plan, Buyer shall (i) offer health and welfare coverage to each Transferred Employee (and beneficiaries thereof) effective as of the Closing Date as Buyer offers its employees as of the Closing Date, and (ii) use commercially reasonable efforts to cause such plans to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each Transferred Employee (and eligible dependents thereof) thereunder, other than conditions, exclusions or waiting periods that are already in effect with respect to any such Transferred Employee (or any spouse or dependent thereof) under the Transferred Employee’s previous coverage that have not been satisfied as of the Closing Date.

(g) As soon as administratively practicable after the Closing Date, Buyer shall permit each Transferred Employee to make a direct rollover (in the form of cash and, to the extent allowed by the service providers of Buyer, notes associated with plan loans not then in default)

of distributions from The Savings Investment Plan to a qualified defined contribution plan sponsored by Buyer or one of its Affiliates after the Closing Date, provided such distributions are eligible rollover distributions as defined in Section 402(c)(4) of the Code.

(h) Notwithstanding the foregoing, nothing contained in this Agreement or any other Transaction Document will (i) confer upon any employee of the Company, including any Transferred Employee, any representative thereof, or any Governmental Body any rights or remedies of any nature or kind under or by reason of this Agreement, any other Transaction Document or any other document contemplated hereby or thereby, including any right to employment or continued employment or to any benefits that may be provided, directly or indirectly, under any employee benefit plan, policy or arrangement of Buyer, (ii) constitute a limitation on or restriction against the right of Buyer to amend, modify or terminate any such plan, policy or arrangement or the terms or conditions of employment, or (iii) be treated as an amendment or other modification of any such plan, policy or arrangement.

(i) Subject to the Transition Services Agreement, the Company will retain all Liabilities arising from the Company’s termination at any time and from time to time of any of its employees, including with respect to Transferred Employees terminated at or before the Closing.

(j) The Company and the Selling Group shall be responsible for providing continuation coverage to the extent required by COBRA to those individuals who are “M&A qualified beneficiaries,” as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a), with respect to the transactions contemplated in or by this Agreement (the “M&A Qualified Beneficiaries”). The Company and the Selling Group further agree and acknowledge that in the event that the Company and the Selling Group cease to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then the Company or a member of the Selling Group shall provide Buyer with (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and in any event, at least thirty (30) days prior to such cessation), and (ii) all information necessary or appropriate to enable Buyer to offer continuation coverage to the M&A Qualified Beneficiaries if Buyer determines it is legally obligated to do so.

5.12	Non-Solicitation and Non-Competition

(a) During the five-year period commencing on the Closing Date, (a) the Company will not, directly or indirectly, hire, or solicit or encourage any Transferred Employee who is then employed by Buyer to leave the employment of Buyer, and (b) Buyer will not, directly or indirectly, hire, or solicit or encourage any employee to leave the employment of the Company, in each case in any market outside the U.S. where television audience measurement (“TAM”) or RPD services are being offered by the Company or any Affiliate thereof or Buyer. Prior to Buyer entering a market outside the U.S. where the Company or any Affiliate thereof provides RPD services, Buyer agrees to negotiate with the Company as to whether Buyer and the Company or such Affiliate will jointly operate in such market. In the event that an agreement with respect to such negotiation is not reached within 30 days after initial commencement of negotiations, Buyer and the Company will each be allowed to compete with each other with respect to the provision of RPD services in such market. Nothing contained herein shall authorize or commit the parties to enter into agreements in violation of the laws governing such market.

(b) From the Closing Date, and for a period of four years thereafter, neither the Company nor any other member of the Kantar Group will engage within the United States in the business of providing television audience viewing measurement services derived from RPD files from digital set top boxes or internet enabled TVs (the “Restricted Business”) without the prior written consent of Buyer; provided, however, that the foregoing shall:

(i) not apply to any services, business or actions contemplated by this Agreement or any of the other Transaction Documents or the Transactions;

(ii) not be deemed to limit in any respect any business currently engaged in by any member of the WPP Group other than the Kantar Group (including, but not limited to, the WPP Group’s media investment management business);

(iii) not prevent any member of the Kantar Group from owning less than 2% of a class of stock of a publicly-held corporation which is traded on a national securities exchange or in the over-the-counter market, so long as such member of the Kantar Group has no any active participation in the business or management of such entity; and

(iv) not apply to any entity, division or other business unit that engages in the Restricted Business that is acquired as part of a larger acquisition by any Affiliate of the Company within the Kantar Group after the date hereof.

5.13	Post-Closing Cooperation

After the Closing Date, the Company on the one hand, and Buyer on the other hand, will provide each other with such reasonable assistance (without charge) as may be requested by the other in connection with any Claim or audit of any kind or nature whatsoever or the preparation of any response, demand, inquiry, filing, disclosure or the like relating to the Transferred Assets, the Assumed Liabilities or the Business. Such assistance will include permitting the party requesting assistance to have reasonable access to the employees, books and records of the other party. In furtherance of the foregoing, the Company agrees to cooperate with Buyer’s reasonable requests in order to allow Buyer to prepare audited financial statements for the Business for each of 2011, 2012 and 2013; provided, however, that Buyer shall be responsible for all costs in connection with the preparation of such audited financial statements, including the costs of any auditors or other consultants or advisors engaged in connection therewith or any other third-party costs.

ARTICLE VI

CONDITIONS TO CLOSING

6.1	Conditions to the Obligations of All Parties

The respective obligations of each party to complete and effect the transactions contemplated by this Agreement will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (except as may be prohibited by applicable law), in writing, by agreement of Buyer and the Company:

(a) no temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other regulatory restraint or prohibition that makes illegal or otherwise directly prevents the completion of the transactions contemplated by this Agreement will be in effect, nor will any proceeding brought or threatened in writing to be brought by any Governmental Body seeking any of the foregoing be pending, nor will any statute, rule, regulation or Judgment have been enacted, entered or enforced that makes completion of the transactions contemplated by this Agreement illegal; and

(b) the parties will have timely obtained from those Governmental Bodies and other Persons, in each case, that are set forth on Schedule 6.1(b) to the Disclosure Memorandum, such approvals, waivers and consents that are described adjacent to such Persons’ name and necessary for completion of the transactions contemplated hereby.

6.2	Additional Conditions to the Obligations of Buyer

The obligations of Buyer to complete and effect the transactions contemplated hereby will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (except as may be prohibited by applicable law), in writing, by Buyer:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement will be true, complete and correct in all material respects as of the date of this Agreement and on and as of the Closing Date (disregarding “materiality” and “Company Material Adverse Effect” in any such representations or warranties) as though such representations and warranties were made on and as of such date, except, in each case, (A) for such representations and warranties that speak as of a particular date which representations and warranties will be true, complete and correct in all material respects as of such date and (B) where the failure of such representations and warranties to be so true, complete and correct has not had a Company Material Adverse Effect; and (ii) the Company will have performed and complied in all material respects with all material agreements and covenants contained in this Agreement that are required to be performed and complied with by the Company on or prior to the Closing Date.

(b) Certificates of the Company. Buyer will have received certificates executed by a duly authorized officer of the Company, certifying (i) the fulfillment of the conditions set forth in Section 6.2(a); (ii) that attached thereto is a true, complete and correct copy of the resolutions of the member of the Company authorizing the execution, delivery and performance of this

Agreement and each other Transaction Document to which the Company is a party and the Transactions; and (iii) that attached are the Company’s formation documents as are then in full force and effect.

(c) Bill of Sale. The Company will have delivered to Buyer a duly executed Bill of Sale, Assignment and Assumption Agreement (the “Bill of Sale”) in the form attached as Exhibit A, transferring the Transferred Assets, including the Assumed Contracts, to Buyer.

(d) Good Standing Certificate. The Company will have delivered to Buyer a certificate of good standing (or equivalent) issued by the Secretary of State of the State of Delaware, dated within five Business Days before the Closing, and stating that the Company is in good standing (or equivalent).

(e) Withholding. The Company will have delivered to Buyer a duly executed Form W-9 from GUSA.

(f) Guarantee. The Company will have delivered to Buyer a Guarantee, substantially in the form of Exhibit B attached hereto, executed by GUSA and WPP Jubilee Limited.

(g) Other Closing Documents. The Company will have delivered to Buyer such other documents as Buyer may reasonably request for the purpose of facilitating the completion of the Transactions.

6.3	Additional Conditions to the Obligations the Company

The obligations of the Company to complete and effect the Transactions will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (except as may be prohibited by applicable law), in writing, by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Buyer in this Agreement will be true, complete and correct (A) as of the date of this Agreement in all respects and (B) on and as of the Closing Date in all material respects (disregarding “materiality” and “Buyer Material Adverse Effect” in any such representations or warranties) as though such representations and warranties were made on and as of such date (except for such representations and warranties that speak as of a particular date which representations and warranties need be true, complete and correct only as of such date); and (ii) Buyer will have performed and complied in all material respects with all agreements, covenants, obligations and conditions of this Agreement required to be performed and complied with by Buyer on or prior to the Closing Date.

(b) Certificate of Buyer. The Company will have received a certificate executed by a duly authorized officer of Buyer, in form and substance reasonably satisfactory to the Company, certifying the fulfillment of the conditions set forth in Section 6.3(a).

(c) Bill of Sale. Buyer will have delivered to the Company a duly executed Bill of Sale, assuming the Assumed Liabilities.

(d) Closing Payment. Buyer will have issued to the Company the number of shares of Common Stock equal to the portion of the Stock Consideration due at the Closing, in accordance with Section 2.1.

ARTICLE VII

INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1	Indemnification

(a) Company’s Indemnification Obligations. Subject to the limitations set forth in this Article VII, from and after the Closing Date, the Company will defend, indemnify, and hold Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) harmless from and against, and reimburse Buyer with respect to, any Indemnifiable Amounts (and only Indemnifiable Amounts) that are incurred by Buyer to the extent related to or arising out of, whether or not pursuant to a claim by a third party: (i) any Breach of any representation or warranty of the Company contained in this Agreement or contained in the certificate required to be delivered by the Company to Buyer pursuant to Section 6.2(b) of this Agreement; (ii) the failure, partial or total, of the Company to perform any obligation, agreement or covenant required by this Agreement to be performed by it; or (iii) the Excluded Assets and Excluded Liabilities.

(b) Buyer’s Indemnification Obligations. Subject to the limitations set forth in this Article VII, from and after the Closing Date, Buyer will defend, indemnify, and hold the Company and its Affiliates (collectively, the “Company Indemnified Parties”) harmless from and against, and reimburse the Company with respect to, any Indemnifiable Amounts (and only Indemnifiable Amounts) that are incurred by a Company Indemnified Party to the extent related to or arising out of, whether or not pursuant to a claim by a third party: (i) any Breach of any representation or warranty of Buyer contained in this Agreement or contained in the certificate required to be delivered by Buyer to the Company pursuant to Section 6.3(b) of this Agreement; (ii) the failure, partial or total, of Buyer to perform any obligation, agreement or covenant required by this Agreement to be performed by it; or (iii) the Assumed Liabilities.

7.2	Claims Procedure

Any party seeking indemnification under this Article VII (the “Claiming Party”), whether or not the Deductible Basket has been exceeded, will provide prompt written notice to the other party from whom indemnification is sought (the “Indemnifying Party”) of any claim with respect to which indemnification is sought (the “Claim Notice”); provided, that failure to give timely a Claim Notice will not limit the indemnification obligations of the Indemnifying Party under this Article VII except to the extent that the Indemnifying Party is materially prejudiced thereby. The Claim Notice will: (a) state that the Claiming Party has determined in good faith that it has a bona fide claim for indemnification pursuant to this Article VII and shall specify the basis for such determination; (b) describe the nature, facts and circumstances upon which such claim for indemnification is based and provide copies of all documents and furnish all such other information relating to such claim (to the extent, in the case of such documents and other information, then possessed by or available to the Claiming Party); and (c) state the claimed Indemnifiable Amount if then ascertainable or, if not then ascertainable, a reasonable, good-faith estimate of the amount thereof.

7.3	Third Party Claims

(a) Whenever an Indemnified Party receives a written notice that a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding has been asserted by a third party, including a subpoena or written request from a Governmental Body, with respect to which the Indemnified Party seeks indemnification under this Article VII (any such claim, demand, suit, action, arbitration, investigation, inquiry or proceeding by a third party being referred to as a “Third Party Claim”), the Indemnified Party will provide a Claim Notice to the Indemnifying Party.

(b) Upon written notice to the Indemnified Party within 30 days after receipt of the Claim Notice, the Indemnifying Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any Third Party Claim at its own expense. If the Indemnifying Party elects to direct the defense of any Third Party Claim, the Indemnified Party shall not pay, or permit to be paid, any portion of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such liability. The Indemnifying Party shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The Indemnified Party shall retain the right to employ its own counsel and to participate, at its own expense, in the defense or handling of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto.

(c) If the Indemnifying Party does not give written notice to the Indemnified Party within 30 days after receipt of the Claim Notice of a Third Party Claim that the Indemnifying Party has elected to assume the defense of such Third Party Claim or if the Indemnifying Party shall fail to defend or, if after commencing or undertaking any such defense, shall fail to prosecute or shall withdraw from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. If the Indemnified Party assumes the defense of a Third Party Claim pursuant to the terms of this clause (c), the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably delayed, conditioned or withheld). If an Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

7.4	Survival

The representations and warranties in this Agreement or in any certificate or other document delivered in accordance with this Agreement will survive for a period of 18 months after the Closing and, upon the expiration of such 18-month period, shall terminate, expire and be of no further force or effect; provided, however, that (a) any claim for indemnification based on fraud will survive the Closing indefinitely; (b) any claim for indemnification based on any

Breaches of representations and warranties in Sections 3.2 (Authority and Enforceability), 3.3 (Capitalization), 3.8 (Taxes), 3.20(a) (Title to Transferred Assets), 3.21 (Environmental Matters), 3.25 (Brokers or Finders), 4.1 (Authority and Enforceability), 4.4 (Issuance of the Stock Consideration), 4.5 (Capitalization) and 4.9 (Brokers or Finders) (collectively, the “Excluded Representations”) will survive the Closing until 30 days after the expiration of the applicable statute of limitations of the liability in question; and (c) any claim for indemnification pursuant to which a Claim Notice has been timely given in accordance with Section 7.3 prior to the expiration of the survival period applicable to such claim (as set forth in this Section 7.4) will survive until resolved. The covenants and agreements contained in this Agreement will survive the Closing and will continue until fully performed or satisfied.

7.5	Limitations; Exclusive Remedy

Notwithstanding anything to the contrary contained in this Agreement:

(a) The Indemnifying Party will not be entitled to indemnification under Section 7.1(a) or (b), as applicable, and the Indemnified Party shall have no liability thereunder, unless and until the aggregate Indemnifiable Amounts incurred by the Indemnifying Party thereunder exceeds $984,932 (the “Threshold Amount”); provided that if and when the aggregate Indemnifiable Amounts under either Section 7.1(a) or (b) exceeds the Threshold Amount, the Buyer Indemnified Parties or the Company Indemnified Parties, respectively, will be entitled to be indemnified for such aggregate Indemnifiable Amounts in excess of the Threshold Amount. The aggregate maximum Indemnifiable Amounts for which an Indemnifying Party shall be entitled to indemnification under this Article VII shall be limited to $11,819,190 (the “Cap”). Notwithstanding the foregoing provisions of this Section 7.5(a), (i) the Cap and the Threshold Amount shall not apply to indemnification claims for Indemnifiable Amounts incurred by the Indemnified Party (A) under Section 7.1(a)(ii) or 7.1(b)(ii), as applicable, or (B) as a result of fraud committed by the Indemnifying Party, and (ii) the Threshold Amount shall not apply to indemnification claims (x) under Section 7.1(b)(iii) or (y) for Indemnifiable Amounts incurred by Buyer or the Company, as the case may be as a result of a Breach of an Excluded Representation.

(b) Any payment to an Indemnified Party shall be limited to the amount of Indemnifiable Amounts that remain after deducting therefrom any insurance proceeds recoverable by the Indemnified Party or its Affiliates in connection therewith. Each party shall use commercially reasonable efforts to mitigate Indemnifiable Amounts upon or after becoming aware of any event that could reasonably be expected to give rise thereto. Without limiting the foregoing, each Indemnified Party shall use its commercially reasonable efforts to collect any amount available from any third party alleged to be responsible for any Indemnifiable Amounts for which an indemnity claim is being made. Neither party shall be entitled to indemnification with respect to any amount included in the adjustments provided in Section 2.2.

(c) The rights of the parties to indemnification relating to this Agreement shall be strictly limited to those contained in this Article VII, and such indemnification rights shall be the sole and exclusive remedy of the parties with respect to any matter relating to this Agreement or arising in connection herewith; provided, however, that the foregoing shall not apply in the event of fraud and shall not limit the parties’ rights under Section 9.11.

ARTICLE VIII

TERMINATION

8.1	Termination

The parties may terminate this Agreement prior to the Closing as provided below:

(a) the parties may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant made by the Company and contained in this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied (a “Terminating Company Breach”) and such Terminating Company Breach is not cured within 30 days after written notice thereof or is incapable of being cured by the Company by the Outside Date; provided that if such Terminating Company Breach is curable and can reasonably be expected to be cured by the Company by the Outside Date through the exercise of commercially reasonable efforts, Buyer may not terminate this Agreement under this Section 8.1(b) until the Outside Date for so long as the Company continues to exercise such commercially reasonable efforts;

(c) The Company may terminate this Agreement by giving written notice to Buyer in the event Buyer is in breach of any representation, warranty or covenant made by Buyer and contained in this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied (a “Terminating Buyer Breach”) and such Terminating Buyer Breach is not cured within 30 days after written notice thereof or is incapable of being cured by Buyer by the Outside Date; provided that if such Terminating Buyer Breach is curable and can reasonably be expected to be cured by Buyer by the Outside Date through the exercise of commercially reasonable efforts, the Company may not terminate this Agreement under this Section 8.1(c) until the Outside Date for so long as Buyer continues to exercise such commercially reasonable efforts; or

(d) Buyer, on the one hand, or the Company, on the other hand, may terminate this Agreement if any permanent injunction or other order of a court or other competent Governmental Body preventing the completion of the Transactions shall have become final and nonappealable.

8.2	Effect of Termination

If either party terminates this Agreement pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate without any liability of any party to any other party, except that (i) the obligations under Sections 9.1 and 9.7 shall survive, and (ii) nothing shall relieve either party from any Liability for Indemnifiable Amounts for any willful, material breach of this Agreement.

ARTICLE IX

GENERAL

9.1	Expenses

Regardless of whether the Transactions are completed, except as otherwise specifically provided herein, each party will pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the other Transaction Documents, and the completion of the Transactions, including legal, accounting and financial advisory fees and expenses.

9.2	Notices

Any notice, request or demand or other communication desired or required to be given hereunder will be in writing and will be deemed given upon: (a) actual receipt or personal delivery; (b) confirmed delivery by a standard overnight courier service, or when delivered by hand; (c) three Business Days after being mailed in the United States by certified or registered mail, postage prepaid; or (d) transmitter’s confirmation of a receipt of an email or facsimile transmission, in each case addressed as respectively set forth below or to such other address as any party will have previously designated by such a notice.

TO BUYER: Rentrak Corporation One Airport Center 7700 N.E. Ambassador Place Portland, Oregon 97220 Fax: (866) 656-7413		TO THE COMPANY: Competitive Media Reporting, LLC c/o WPP Group USA, Inc. 100 Park Avenue 4th Floor New York, NY 10017
Attention:	Chief Financial Officer	Fax: (212) 632-2222
Email:	dch@rentrak.com	Attention: Chief Financial Officer Email: mhowe@wpp.com

with a copy (which will not constitute notice) to: Perkins Coie LLP 1120 NW Couch Street Tenth Floor Portland, OR 97209 Fax: (503) 727-2222		with a copy (which will not constitute notice) to: Davis & Gilbert LLP 1740 Broadway New York, New York 10019 Attention: Matthew B. Schneider, Esq. Curt C. Myers, Esq.
Attention:	John Thomas, Esq.	Fax: (212) 468-4888
Email:	Darren Nakata, Esq. jrthomas@perkinscoie.com dnakata@perkinscoie.com	Email: mschneider@dglaw.com cmyers@dglaw.com

9.3	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

9.4	Entire Agreement; Incorporation of Exhibits and Schedules

This Agreement (including the Disclosure Memorandum and all other exhibits) and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; provided, however, that the NDA shall not be superseded hereby and shall remain in full force and effect. The Exhibits, Annexes, Schedules and the Disclosure Memorandum (and any exhibits included therein) identified in this Agreement are incorporated herein by reference and made a part hereof. The Exhibits, Annexes, Schedules and Disclosure Memorandum do not modify this Agreement except to the extent specifically provided in the Agreement. The Disclosure Memorandum is arranged in schedules corresponding to the lettered and numbered sections and sub-sections contained in this Agreement. Buyer acknowledges and agrees that if any schedule of the Disclosure Memorandum lists an item or information that appears reasonably relevant from a review of such schedule to another schedule of the Disclosure Memorandum, the matter will be deemed to have been disclosed in such other schedule of the Disclosure Memorandum, notwithstanding the omission of an appropriate cross-reference to such other schedule.

9.5	Assignment

This Agreement may not be assigned by operation of law or otherwise; provided, however, that any rights and obligations of the parties may be assigned to one or more of their respective Affiliates; provided, further, that no such assignment shall relieve either party hereto from any Liability of such party under this Agreement.

9.6	Parties in Interest

This Agreement will be binding on and inure solely to the benefit of the parties and their respective successors, heirs, legal Representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7	Governing Law; Jurisdiction

(a) This Agreement will be governed in all respects, including validity, interpretation, and effect by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of or in connection with this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 9.2 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the Southern District of New York or (ii) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.8	Headings; Construction

The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute, law or ordinance will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “include,” “includes,” and “including” means “including without limitation”; the word “or” means “and/or”; and the word “any” means “any or all.” The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has Breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not Breached will not detract from or mitigate the fact that the party is in Breach of the first representation, warranty or covenant.

9.9	Counterparts

This Agreement may be executed and delivered (including by facsimile or other electronic transmission (e.g., “.pdf” or “.tiff”)) in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement.

9.10	Waiver of Jury Trial

Each party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on Contract, tort or otherwise) arising out of or relating to this Agreement and the other Transaction Documents, the Transactions or the actions of such parties in the negotiation, administration, performance and enforcement hereof and thereof.

9.11	Specific Performance

The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

9.12	Amendment

This Agreement may be amended, modified or supplemented at any time, but only pursuant to an instrument in writing signed by Buyer and the Company, and any such amendment will be binding on all parties.

9.13	Waiver

Any party hereto may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties under this Agreement or any other Transaction Document; (b) waive any inaccuracy in the representations and warranties in this Agreement or in any document delivered pursuant hereto made to such party; and (c) waive compliance with any of the agreements, covenants, or conditions in this Agreement or any other Transaction Documents. Any extension or waiver contemplated in this Section 9.13 will be valid only if set forth in an instrument in writing signed by the Company on the one hand, or Buyer on the other hand, as applicable, and will apply only as set forth in such instrument and will not operate as a waiver of, or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement or condition contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

RENTRAK CORPORATION

By:	/s/ David I. Chemerow
Name:	David I. Chemerow
Title:	Chief Operating Officer, Chief Financial Officer and Secretary

COMPETITIVE MEDIA REPORTING, LLC

By:	/s/ Kevin Farewell
Name:	Kevin Farewell
Title:	Secretary

ANNEX A

DEFINITIONS

“Accounting Firm” has the meaning set forth in Section 2.2(c).

“Advertising Agreement” has the meaning set forth in the recitals.

“Affiliate” means with respect to a Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with the first Person.

“Agreement” has the meaning set forth in the preamble.

“Assumed Contracts” has the meaning set forth in Section 1.1(a)(i).

“Assumed Liabilities” has the meaning set forth in Section 1.2(a).

“Audiences Division” means the Kantar Media Audiences division of the Company in the United States.

A Person shall be deemed to “Beneficially Own” securities:

(a) which such Person or any of such Person’s Affiliates, directly or indirectly, owns or has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions whether or not within the control of such Person, compliance with regulatory requirements or otherwise) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise; or

(b) which such Person or any of such Person’s Affiliates, directly or indirectly, has the right to vote or dispose of or has “Beneficial Ownership” of (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

“Bill of Sale” has the meaning set forth in Section 6.2(e).

“Breach” or “Breached”: A “Breach” of a representation, warranty, certification, covenant, obligation or other provision of this Agreement will be deemed to have occurred, or a representation, warranty, certification, covenant, obligation or other provision of this Agreement will have been “Breached,” if there is or has been any inaccuracy in or breach of, or any failure to perform or comply (in whole or in part) with, such representation, warranty, certification, covenant, obligation or other provision; and the term “Breach” means any such inaccuracy, breach, or failure.

“Business” means the business of television tuning analytics utilizing RPD as conducted by the Audiences Division in the United States as of the date hereof.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks generally are required or authorized to be closed in New York, New York.

“Buyer” has the meaning set forth in the preamble.

“Buyer Balance Sheet Date” has the meaning set forth in Section 4.6.

“Buyer Financial Statements” has the meaning set forth in Section 4.6.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.1(a).

“Buyer Material Adverse Effect” means any change, development, occurrence or effect with respect to Buyer that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Buyer, or would reasonably be expected to materially delay or prevent the consummation of the Transactions; provided, however, that the foregoing shall not include any adverse change, development, occurrence or effect arising from or relating to: (a) changes in the general economic conditions or political climate in the United States or any region in the world where Buyer operates, except for such changes as would have a disproportionate effect on Buyer; (b) changes in the U.S. or global or applicable regional financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), except for such changes as would have a disproportionate effect on Buyer; (c) changes generally applicable to the industries in which Buyer’s business is conducted, including changes in industry performance and changes in accounting principles and practices applicable generally or to such industries, except for such changes as would have a disproportionate effect on Buyer; (d) actions required by or changes in laws, rules and regulations applicable to Buyer or its business; (e) any natural disasters, labor unrest, strikes, acts of war, terrorism, sabotage or other force majeure events; or (f) any action taken at the request of the Company or contemplated by this Agreement.

“Buyer Securities” means (i) any Common Stock and (ii) any other securities of Buyer entitled to vote generally in the election of directors of Buyer.

“Buyer Stock Plans” has the meaning set forth in Section 4.6.

“Cap” has the meaning set forth in Section 7.5(a).

“Claim” means any claim, demand, cause of action, suit, proceeding, arbitration, audit, hearing, investigation or inquiry (whether formal or informal).

“Claim Notice” has the meaning set forth in Section 7.2.

“Claiming Party” has the meaning set forth in Section 7.2.

“Closing” has the meaning set forth in Section 1.4.

“Closing Date” has the meaning set forth in Section 1.4.

“Closing Balance Sheet” has the meaning set forth in Section 2.2(c).

“COBRA” means the provisions of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and all regulations thereunder and any state similar law.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Common Stock” means the common stock of Buyer, par value $0.001 per share.

“Company” has the meaning set forth in the preamble.

“Company Balance Sheet” has the meaning set forth in Section 3.6(a).

“Company Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Company Employees” means all employees of the Company engaged in or otherwise relating to the Business as of the date of the Agreement.

“Company Indemnified Parties” has the meaning set forth in Section 7.1(b).

“Company IP” means any and all IP Rights owned (in whole or in part) by, purported to be owned (in whole or in part) by, or licensed to, the Company, in each case, in connection with the Business.

“Company Material Adverse Effect” means any change, development, occurrence or effect with respect to the Company that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Business, taken as a whole, or would reasonably be expected to materially delay or prevent the consummation of the Transactions; provided, however, that the foregoing shall not include any adverse change, development, occurrence or effect arising from or relating to: (a) the announcement of the transactions contemplated by this Agreement or the satisfaction of the obligations set forth herein (including any cancellation of or delays in customer orders or work for clients, any reductions in sales, any disruption in licensor, vendor, partner or similar relationships or any loss of employees); (b) the identity of Buyer or its Affiliates and Buyer’s post-closing plans for the Business and the customers, suppliers and employees of the Business; (c) changes in the general economic conditions or political climate in the United States or any region in the world where the Business operates, except for such changes as would have a disproportionate effect on the Business; (d) changes in the U.S. or global or applicable regional financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (e) changes generally applicable to the industries in which the Business is conducted, including changes in industry performance and changes in accounting principles and practices applicable generally or to such industries, except for such changes as would have a disproportionate effect on the Business; (f) actions required by or changes in laws, rules and regulations applicable to the Company or the Business; (g) any failure by the Company to meet any forecasts or projections prepared by the Company or its Representatives; (h) any natural disasters, labor unrest, strikes, acts of war, terrorism, sabotage or other force majeure events; or (i) any action taken at the request of Purchaser or contemplated by this Agreement.

“Company Software” means any Software that is owned or licensed to the Company or otherwise used, distributed or made available by the Company, in each case, for use in connection with the Business.

“Company’s Knowledge” means the actual knowledge of George Shababb and Amy Silverstein, in each case, after reasonable inquiry of their direct reports.

“Contract” means any contract, agreement, permission, consent, lease, license, release, covenant not to sue, commitment, plan, arrangement, undertaking and understanding, oral or written, including a purchase order, security agreement, publication contract, license agreement, sublicense agreement, website terms of service, software development agreement, service agreement, independent contractor agreement, freelancer agreement, distribution agreement, joint venture agreement, reseller agreement, credit agreement, co-marketing/content agreement, membership agreement or instrument relating to the borrowing of money and any amendment, supplement or modification thereto.

“Copyrights” means applications and registrations for copyrights or rights with respect to works of authorship (including any moral and economic rights, however denominated).

“Critical Problem” has the meaning set forth in Section 3.16(p).

“Databases” means databases and data collections.

“Data License Agreement” has the meaning set forth in the recitals.

“Data Purchase Agreement” has the meaning set forth in the recitals.

“Dispute Notice” has the meaning set forth in Section 2.2(c).

“DOJ” has the meaning set forth in Section 5.1(a).

“Dollars,” “dollars” and “$” means lawful money of the United States.

“Domain Name(s)” means domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof.

“Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, equity bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, fringe benefit or other employee benefit or compensatory plan, program, policy, practice, Contract or fund (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, funded or unfunded or domestic or foreign, (a) sponsored, maintained or contributed to by the Company or to which the Company is a party, (b) covering or benefiting any current or former employee, agent, manager or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (c) with respect to which the Company has (or could have) any Liability.

“Encumbrance” means any security interest, mortgage, lien, pledge, encumbrance, charge, deed of trust, option, easement, other title or interest retaining agreements or adverse claim, including any restriction on the use, transfer, voting, receipt of income or other exercise of any attributes of ownership.

“Environment” means the air, ground (surface and subsurface) or water (surface and groundwater), natural resources, fish, wildlife, fauna or the workplace.

“Environmental Claim” means any Claim (written or oral) by any Person alleging potential Liability of the Company or the Business or for which the Company or the Business could become liable (including potential Liability for investigatory Remedial Action, governmental or Third Party response costs, natural resources damages, remediation or property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence in the Environment, or emission, discharge, disposal or release into the Environment, of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Permit relating to the protection of the Environment.

“Environmental Law” means all laws relating to pollution or protection of human health and safety (including occupational health and safety) or the Environment, including laws relating to (a) emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Materials, (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, (c) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Materials, and (d) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder, all as in effect from time to time.

“ERISA Affiliate” means any Person that, together with the Company, is (or, at any time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.2(b).

“Estimated Net Working Capital” has the meaning set forth in Section 2.2(b).

“Estimated Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.2(b).

“Exchange Act” has the meaning set forth in Section 4.5.

“Excluded Assets” has the meaning set forth in Section 1.1(b).

“Excluded Liabilities” has the meaning set forth in Section 1.2(b).

“Excluded Representations” has the meaning set forth in Section 7.4.

“Fee Adjustment Agreement” has the meaning set forth in the recitals.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Foreign Official” means any officer or employee of a foreign government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity or on behalf of any such government, department, agency or instrumentality or for, or on the behalf of, such public international organization, including but not limited to directors, officers, managers, employees and other agents of any enterprise owned directly or indirectly by an foreign government or public international organization.

“FTC” has the meaning set forth in Section 5.1(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Body” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Group M” has the meaning set forth in the recitals.

“GUSA” has the meaning set forth in Section 3.3.

“Hazardous Materials” means all chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins, urea formaldehyde insulation, chlorofluorocarbons and other ozone-depleting substances or other substances that may have an adverse effect on human health or the Environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means the International Finance Reporting Standards as in effect from time to time.

“Inbound License(s)” means any Contract pursuant to which the Company is authorized or otherwise permitted to access or exploit any other Person’s IP Rights in connection with the Business, including any Software license, Patent license, Copyright license or Trademark license.

“Indemnifiable Amount” means any losses, damages, liabilities, obligations, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys’ fees and expenses); provided that Indemnifiable Amount shall not include any (i) special, indirect, incidental, consequential or punitive damages, or (ii) lost profits or lost opportunities.

“Indemnified Party” means the Buyer Indemnified Parties or the Company Indemnified Parties, as the case may be.

“Indemnifying Party” has the meaning set forth in Section 7.2.

“Investor Rights Agreement” has the meaning set forth in the recitals.

“IP License Agreement” has the meaning set forth in the recitals.

“IP Rights” means collectively any and all rights (anywhere in the world, whether statutory, common law or otherwise) with respect to: (a) Patents; (b) Copyrights; (c) Trademarks; (d) Domain Names; (e) mask works; (f) Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (g) privacy or publicity; (h) Technology; (i) Databases; (j) all other or similar rights; and (k) any rights to pursue, recover or retain damages, costs or attorneys’ fees for past, present and future infringement or misappropriation of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Joint Marketing Agreement MOU” has the meaning set forth in the recitals.

“Judgment” means any judgment, order, award, writ, injunction, ruling or decree of any Governmental Body or arbitrator.

“Kantar Group” means the group of companies indirectly controlled by WPP known as the Kantar Group of companies.

“Liability” or “Liabilities” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several, or secondary liability).

“Licenses” means collectively all Inbound Licenses and Outbound Licenses.

“M&A Qualified Beneficiaries” has the meaning set forth in Section 5.11(j).

“Material Contract” has the meaning set forth in Section 3.10.

“Millward Brown” has the meaning set forth in the recitals.

“NDA” has the meaning set forth in Section 5.6.

“Net Working Capital” means current assets minus current liabilities.

“Off-the-Shelf Software Agreement” means any binary or object code license agreements for standard “shrink wrapped,” “click through,” or other form license-based “off-the-shelf” third party software programs that are generally commercially available for annual license fees.

“Outbound License(s)” means any Contract pursuant to which the Company authorizes any other Person to access or exploit any Owned IP in connection with the Business.

“Outside Date” means March 2, 2015.

“Owned IP” means all IP Rights owned by the Company and used in the Business.

“Patents” means applications and registrations for patents, or other industrial rights or designs including any reissues, divisionals, renewals, extensions, provisionals, continuations or continuations-in-part thereof, and any other filings claiming priority to or serving as a basis for priority thereof.

“Permit” means any permit, authorization, license, approval, certification, endorsement or qualification of any Governmental Body.

“Permitted Encumbrance” means any of the following: (a) the provisions of all applicable zoning laws, statutory liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Persons and other liens imposed by applicable laws incurred in the ordinary course of business; (b) liens for Taxes and other governmental assessments, charges or claims not yet due and payable or being contested in good faith by appropriate proceedings; and (c) with respect to any physical assets owned or leased by the Company, any Encumbrances which do not materially affect the use by the Company of such assets.

“Person” means any individual, corporation, partnership, trust, joint venture, limited liability company, association, organization, other entity or Governmental Body or regulatory authority.

“PII” means any information protected under applicable law that identifies an individual.

“Preliminary Report” has the meaning set forth in Section 2.2(b).

“Real Property” has the meaning set forth in Section 1.1(b)(x).

“Registered IP” means any Owned IP that is the subject of an application or registration with any Governmental Body, including any Domain Name registration and any application or registration for any Patent, Copyright or Trademark.

“Remedial Action” means any investigation, site assessment, monitoring or other evaluation of conditions relating to the Environment at a site, or any clean-up, treatment, containment, removal, restoration, corrective action or remedial work involving any Hazardous Materials.

“Representatives” means, collectively, the respective party’s officers, directors, agents, employees, and affiliates, and any investment banker, financial advisor, attorney, accountant, or other advisor, agent, and representative.

“Restricted Business” has the meaning set forth in Section 5.12(b).

“Returns” means any returns, reports, declarations, statements, and similar documents filed or required to be filed with respect to any Tax (including any attachments thereto and any amendments thereof).

“RPD” means Return Path Data.

“SEC” has the meaning set forth in Section 4.5.

“SEC Reports” has the meaning set forth in Section 4.5.

“Securities Act” has the meaning set forth in Section 4.5.

“Selling Group” has the meaning set forth in Section 3.15(g).

“Software” means all computer programs (including any and all software implementation of algorithms, models and methodologies whether in Source Code or object code), HTML, XML and similar files, website pages, databases and computations (including any and all data and collections of data), and documentation (including user manuals and training manuals) relating to any of the foregoing.

“Source Code” means computer software and code that has not been compiled into object code form, including related programmer comments and annotations, help text, data and data structures, and instructions, which may be printed out or displayed in human readable form.

“Stock Consideration” has the meaning set forth in Section 2.1.

“Stock Purchase Agreement” has the meaning set forth in the recitals.

“Systems” has the meaning set forth in Section 3.16(q).

“TAM” has the meaning set forth in Section 5.12.

“Target Net Working Capital” means $0.00.

“Tax” or “Taxes” means (a) any federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, and other similar assessments or charges of any kind whatsoever imposed by any Governmental Body, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings, or profits), capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, value added taxes, goods and services taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, excise taxes, severance taxes, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, and customs duties, together with all interest, penalties, fines, additions to tax, or other amounts imposed with respect to the foregoing; (b) any Liability for any amounts of the type described in clause (a) as a result of being or ceasing to be a member of any Tax Group (including any Liability under Treasury Regulation Section 1.1502-6 or any comparable provision of state, local, or foreign law); and (c) any Liability for any amounts of the type described in clauses (a) or (b) arising under contract, by operation of law, by reason of being a successor or transferee, or otherwise. The term “Tax” means any one of the foregoing Taxes.

“Tax Contest” means any audit, examination, or other administrative or judicial proceeding with respect to any Taxes or Returns of the Company.

“Tax Group” means any “affiliated group” of corporations within the meaning of Code Section 1504 (or any similar affiliated, combined, consolidated, or unitary group or arrangement for group relief for state, local, or foreign Tax purposes).

“Technology” means any and all: (a) technology, formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (c) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (d) specifications, designs, models, devices, prototypes, schematics and development tools; (e) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter; (f) databases and other compilations and collections of data or information; (g) Trade Secrets; and (h) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Terminating Buyer Breach” has the meaning set forth in Section 8.1(c).

“Terminating Company Breach” has the meaning set forth in Section 8.1(b).

“Third Party Claim” has the meaning set forth in Section 7.3(a).

“Threshold Amount” has the meaning set forth in Section 7.5(a).

“Trademarks” means trademarks, service marks, logos and design marks, trade dress, trade names, corporate names, fictitious and other business names, or brand names, together with all goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor.

“Trade Secrets” means information and materials not generally known to the public that hold commercial value to the Business, including trade secrets and other confidential or proprietary information.

“Transactions” has the meaning set forth in Section 2.3(a).

“Transaction Documents” has the meaning set forth in the recitals.

“Transfer Taxes” has the meaning set forth in Section 2.3(a).

“Transferred Assets” has the meaning set forth in Section 1.1(a).

“Transferred Employee” has the meaning set forth in Section 5.11(b).

“Transition Services Agreement” has the meaning set forth in the recitals.

“Working Capital Report” has the meaning set forth in Section 2.2(c).

“WPP” means WPP plc, a public limited company incorporated under the Companies (Jersey) Law 1991 (as amended).

“WPP Group” means WPP and its direct and indirect subsidiaries.

“WPP Luxembourg” has the meaning set forth in the recitals.